                                                                     EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                          Dated as of October 28, 2003

                                  By and Among

                           Allied Capital Corporation,

                            Mercury Air Centers, Inc.

                                       and

                             Mercury Air Group, Inc.

================================================================================

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                                TABLE OF CONTENTS

                                                                                                                   Page
ARTICLE I SALE OF SHARES; PURCHASE PRICE; CLOSING................................................................    2

   1.1      SALE OF SHARES.......................................................................................    2
   1.2      PAYMENT OF PURCHASE PRICE............................................................................    2
   1.3      ESCROWED FUNDS.......................................................................................    3
   1.4      CLOSING..............................................................................................    4
   1.5      POST-CLOSING ADJUSTMENT TO PURCHASE PRICE............................................................    5
   1.6      PHYSICAL INVENTORY...................................................................................    6

ARTICLE II REPRESENTATIONS & WARRANTIES AS TO THE COMPANY AND ITS SUBSIDIARIES...................................    6

   2.1      ORGANIZATION AND EXISTENCE...........................................................................    6
   2.2      SUBSIDIARIES.........................................................................................    7
   2.3      EXECUTION AND EFFECT OF AGREEMENT....................................................................    8
   2.4      FINANCIAL STATEMENTS; LIABILITIES....................................................................    8
   2.5      CAPITALIZATION.......................................................................................    9
   2.6      INVENTORY............................................................................................   10
   2.7      PERSONAL PROPERTY....................................................................................   10
   2.8      TAX MATTERS..........................................................................................   11
   2.9      PRODUCTS AND SERVICES................................................................................   13
   2.10     INTELLECTUAL PROPERTY................................................................................   13
   2.11     PERMITS; COMPLIANCE WITH LAWS........................................................................   14
   2.12     REAL PROPERTY; LEASES OF REAL PROPERTY...............................................................   15
   2.13     INSURANCE............................................................................................   16
   2.14     CONTRACTS............................................................................................   17
   2.15     NO VIOLATION.........................................................................................   18
   2.16     LITIGATION; ORDERS...................................................................................   18
   2.17     THIRD PARTY AND GOVERNMENTAL CONSENTS................................................................   19
   2.18     ENVIRONMENTAL MATTERS................................................................................   19
   2.19     EMPLOYEES AND CONSULTANTS............................................................................   21
   2.20     BUSINESS CONDUCT.....................................................................................   22
   2.21     TRANSACTIONS WITH AFFILIATES.........................................................................   23
   2.22     NO BROKERS...........................................................................................   23
   2.23     ACCOUNTS RECEIVABLE..................................................................................   23
   2.24     CUSTOMERS AND SUPPLIERS..............................................................................   23
   2.25     EMPLOYEE BENEFIT PLANS; ERISA........................................................................   24
   2.26     COLLECTIVE BARGAINING AGREEMENTS AND LABOR...........................................................   27
   2.27     CAPITAL EXPENDITURES.................................................................................   28
   2.28     BANK ACCOUNTS; POWERS OF ATTORNEY....................................................................   28
   2.29     CERTAIN PAYMENTS.....................................................................................   28
   2.30     PROXY STATEMENT......................................................................................   29
   2.31     DISCLOSURE...........................................................................................   29

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................................................   29

   3.1      ORGANIZATION AND EXISTENCE; TITLE; AGREEMENTS........................................................   29
   3.2      EXECUTION AND EFFECT OF AGREEMENT....................................................................   30
   3.3      NO VIOLATION.........................................................................................   30
   3.4      LITIGATION...........................................................................................   30
   3.5      CONSENTS.............................................................................................   31
   3.6      NO BROKERS...........................................................................................   31
   3.7      NO DEFAULTS..........................................................................................   31
   3.8      OPINION OF FINANCIAL ADVISOR.........................................................................   31
   3.9      BOARD APPROVAL.......................................................................................   31

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
   3.10     PROXY STATEMENT......................................................................................   31
   3.11     DISCLOSURE...........................................................................................   32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR........................................................   32

   4.1      ORGANIZATION AND EXISTENCE...........................................................................   32
   4.2      EXECUTION AND EFFECT OF AGREEMENT....................................................................   32
   4.3      NO VIOLATION.........................................................................................   32
   4.4      LITIGATION...........................................................................................   33
   4.5      CONSENTS.............................................................................................   33
   4.6      NO BROKERS...........................................................................................   33
   4.7      INVESTMENT INTENT....................................................................................   33
   4.8      NO FINANCING CONTINGENCY.............................................................................   33
   4.9      DISCLOSURE...........................................................................................   33

ARTICLE V COVENANTS..............................................................................................   34

   5.1      FILINGS AND OTHER ACTIONS............................................................................   34
   5.2      DUE DILIGENCE EXAMINATION............................................................................   35
   5.3      CONDUCT OF BUSINESS PENDING CLOSING..................................................................   35
   5.4      NO SHOP..............................................................................................   36
   5.5      NOTIFICATION OF CERTAIN MATTERS......................................................................   38
   5.6      NONCOMPETITION AND NONSOLICITATION...................................................................   39
   5.7      EMPLOYEE BENEFIT MATTERS.............................................................................   40
   5.8      ATLANTA LEASE........................................................................................   41
   5.9      SECTION 338 ELECTION.................................................................................   41
   5.10     APPLICATION OF SALE PROCEEDS.........................................................................   42
   5.11     TRANSFER/ASSIGNMENT OF ASSETS BY THE SELLER..........................................................   42
   5.12     RELEASES.............................................................................................   43
   5.13     PROXY STATEMENT......................................................................................   43
   5.14     SHAREHOLDER MEETING..................................................................................   44
   5.15     FURTHER ASSURANCES...................................................................................   45

ARTICLE VI CONDITIONS TO THE CLOSING.............................................................................   46

   6.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE CLOSING........................................   46
   6.2      ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SELLER TO EFFECT THE CLOSING.............................   46
   6.3      ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE ACQUIROR TO EFFECT THE CLOSING.......................   47

ARTICLE VII TAXES................................................................................................   50

   7.1      LIABILITY FOR TAXES..................................................................................   50
   7.2      PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.................................................   51
   7.3      PREPARATION AND FILING OF TAX RETURNS; REFUNDS AND CREDITS...........................................   51
   7.4      AMENDED RETURNS......................................................................................   52
   7.5      ASSISTANCE AND COOPERATION...........................................................................   52

ARTICLE VIII INDEMNIFICATION; REMEDIES...........................................................................   53

   8.1      OBLIGATIONS OF THE SELLER............................................................................   53
   8.2      OBLIGATIONS OF THE ACQUIROR..........................................................................   53
   8.3      PROCEDURE FOR CLAIMS.................................................................................   54
   8.4      SURVIVAL.............................................................................................   55
   8.5      INDEMNITY PAYMENTS...................................................................................   55
   8.6      LIMITATIONS ON INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VIII........................................   56
   8.7      REMEDIES.............................................................................................   56
   8.8      ARBITRATION..........................................................................................   57
   8.9      TREATMENT OF INDEMNIFICATION PAYMENTS................................................................   57

ARTICLE IX ENVIRONMENTAL MATTERS.................................................................................   57

   9.1      ACCESS TO PROPERTIES; COOPERATION BY THE SELLER; ENVIRONMENTAL DILIGENCE REVIEW......................   57

                                       ii

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
   9.2      DELIVERY OF PROPOSED ENVIRONMENTAL BUDGET FOR KNOWN MATTERS; REVIEW PROCESS; DISPUTE RESOLUTION......   58
   9.3      RIGHTS AND OBLIGATIONS REGARDING FINAL ENVIRONMENTAL BUDGET..........................................   59
   9.4      INDEMNITY OBLIGATIONS FOR UNKNOWN ENVIRONMENTAL MATTERS..............................................   60
   9.5      ARBITRATION; TREATMENT OF PAYMENTS TO THE ACQUIROR...................................................   61

ARTICLE X TERMINATION............................................................................................   61

   10.1     TERMINATION..........................................................................................   61
   10.2     CONSEQUENCES OF TERMINATION..........................................................................   63

ARTICLE XI GENERAL PROVISIONS....................................................................................   64

   11.1     COOPERATION..........................................................................................   64
   11.2     PRESS RELEASES; CONFIDENTIALITY......................................................................   65
   11.3     EXPENSES.............................................................................................   66
   11.4     AMENDMENTS AND WAIVERS...............................................................................   66
   11.5     SUCCESSORS AND ASSIGNS...............................................................................   66
   11.6     NO THIRD PARTY BENEFICIARIES.........................................................................   66
   11.7     CHOICE OF LAW........................................................................................   67
   11.8     NOTICES..............................................................................................   67
   11.9     SEVERABILITY.........................................................................................   68
   11.10       ENTIRE AGREEMENT..................................................................................   68
   11.11       CONSTRUCTION......................................................................................   69
   11.12       TITLES AND SUBTITLES..............................................................................   69
   11.13       COUNTERPARTS......................................................................................   69

SCHEDULES
Disclosure Schedules

EXHIBITS

Exhibit A       List of FBO Sites Leased by the Company and its Subsidiaries
Exhibit B       Form of Voting Undertakings
Exhibit C       Form of Escrow Agreement
Exhibit D       Form of Legal Opinion of Piper Rudnick LLP
Exhibit E       Form of Legal Opinion of McBreen & Kopko
Exhibit F       Form of Assignment of Trade Names, Trademarks and Service Marks Agreement

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 28, 2003 by and among Allied Capital Corporation, a Maryland corporation (the "Acquiror"), Mercury Air Centers, Inc., a California corporation (the "Company"), and Mercury Air Group, Inc., a Delaware corporation (the "Seller").

                                    RECITALS

         WHEREAS, the Company and its Subsidiaries (as defined below) provide fixed base operations ("FBO") services at 19 locations throughout the United States. The Company and its Subsidiaries are engaged in the business of providing FBO services including fuel sales, into-plane services, ground support services, aircraft hangar and tie-down services and aircraft maintenance for commercial, private, general aviation and military aircraft (the "FBO Business"). A complete and accurate list of all FBO sites leased by each of the Company and its Subsidiaries is set forth on Exhibit A attached hereto;

         WHEREAS, the Acquiror is interested in purchasing the entire FBO Business operated by the Company and its Subsidiaries as of the date hereof, along with any new FBO's owned or operated by the Company or its Subsidiaries after the date hereof through the Closing (as defined below);

         WHEREAS, the Seller is the record and beneficial owner of 1,000 shares (the "Shares") of common stock, par value of $0.01 per share of the Company ("Common Stock"), which constitute all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, the Acquiror desires to purchase from the Seller, and the Seller desires to sell to the Acquiror, all of the Shares;

         WHEREAS, the Acquiror, the Company and the Seller desire to make certain representations and warranties and other agreements in connection with the transactions contemplated hereby;

         WHEREAS, the Board of Directors of the Seller has unanimously: (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the Seller and its shareholders; (ii) approved this Agreement and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the shareholders of the Seller approve this Agreement and the other transactions contemplated by this Agreement; and

         WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Acquiror's willingness to enter into this Agreement, all directors and officers of the Seller and CFK Partners LLC are entering into voting undertakings in substantially the form attached hereto as Exhibit B (the "Voting Undertakings").

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable

                                       1
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consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                     SALE OF SHARES; purchase price; CLOSING

         1.1      Sale of Shares.

         On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, at the Closing, the Seller will sell and transfer to the Acquiror, and the Acquiror will purchase from the Seller, all of the Shares. In consideration of the sale of the Shares, the Acquiror agrees to pay $70,000,000 plus or minus the working capital adjustment set forth in
Section 1.5 plus any Construction Obligation Payments (as defined below) (collectively, the "Purchase Price").

         1.2      Payment of Purchase Price.

         (a) Subject to the satisfaction or waiver of the applicable conditions set forth herein, payment of the Purchase Price shall be made as follows:

                  (i) the Acquiror shall repay in full any Funded Debt (as defined below) outstanding as of the Closing Date (as defined below);

                  (ii) the Acquiror shall deposit the Escrowed Funds (as defined below) with the Escrow Agent (as defined below) in accordance with
Section 1.3;

                  (iii) the Acquiror shall pay to the Seller in U.S. dollars at the Closing, $70,000,000, plus (A) the Construction Obligation Payments, minus (B) the dollar amount of the payments set forth in clauses (i) and (ii) of this Section 1.2(a), by wire transfer of immediately available funds to such bank and account specified by the Seller; and

                  (iv) the Acquiror or the Seller, as the case may be, shall make the working capital adjustment payment in accordance with Section 1.5.

         (b) "Construction Obligation Payments" means the aggregate amount of all payments made by the Company, the Seller and their affiliates from and after July 1, 2003 through the Closing Date to satisfy the Approved Construction Obligations, to the extent such payments are made in accordance with the payment schedule and for work performed under the applicable contracts. "Approved Construction Obligations" means the costs set forth in the construction budgets for the FBO's located at Los Angeles International Airport and Charleston International Airport, as set forth on Schedule 1.2(b), which budgets have been mutually agreed upon by the Seller and the Acquiror.

         (c) "Funded Debt" means the sum of the following of the Company and its Subsidiaries (in each case determined in accordance with GAAP (as defined below) on a consolidated basis and without duplication): (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the

                                       2
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ordinary course of business and payable in accordance with customary practices)
or which is evidenced by a note, bond, debenture or similar instrument; (ii) the principal component of all obligations under capital leases, to the extent in excess of $100,000; (iii) all reimbursement obligations (actual, contingent or otherwise) in respect of letters of credit, acceptances or similar obligations issued or created for the account of the Company and its Subsidiaries, to the extent in excess of $100,000; and (iv) all liabilities secured by any liens on any property owned by the Company and its Subsidiaries; provided that so long as the Company and its Subsidiaries are not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured. For purposes hereof, Funded Debt excludes surety and other similar bonds and instruments posted on behalf of the Company or its Subsidiaries for matters such as security deposits for leases which shall be replaced at Closing by the Acquiror in accordance with Section 5.12(b) hereof.

         1.3      Escrowed Funds.

         (a) On the Closing Date, the Acquiror shall deposit $8,270,000 (the "Escrowed Funds") with Wachovia Bank National Association, Corporate Trust Administration-VA 9646, 1021 East Cary Street, 3rd Floor, Richmond, VA 23219,
Attn: Joy D. Edwards (the "Escrow Agent"), by wire transfer of immediately available funds to such bank and account specified by the Escrow Agent.

         (b) The Escrowed Funds shall be held by the Escrow Agent pursuant to the terms and conditions set forth in Section 1.3(c) of this Agreement, and the Escrow Agreement to be entered into on the Closing Date among the Acquiror, the Seller and the Escrow Agent, in the form attached hereto as Exhibit C (the "Escrow Agreement").

         (c) Except as provided below, the Seller will be entitled to obtain a disbursement from the Escrowed Funds in the amount of $1,654,000 on each of the first five anniversaries of the Closing Date (collectively, the "Atlanta Installment Payments"). If the Company for any reason ceases to provide FBO services at the Atlanta Hartsfield Airport (the "Atlanta FBO Location") or receives notification that it will be required to cease to provide FBO services at the Atlanta FBO Location prior to payment in full of the Atlanta Installment Payments, the Atlanta Installment Payments not yet disbursed from escrow will be disbursed from escrow to the Acquiror in accordance with the Escrow Agreement after the earlier to occur of the date on which the Company ceases to provide such FBO services or the date the Company receives the aforementioned notification. If, prior to disbursement from escrow of all the Atlanta Installment Payments, the Company, a Subsidiary of the Company or an affiliate of the Acquiror enters into a lease and agreement for services at the Atlanta FBO Location with a lease term of at least five years and approvals from all requisite authorities relating thereto shall have been obtained (a "Qualifying Lease"), then the Atlanta Installment Payments not yet disbursed from escrow will be disbursed from escrow in accordance with the Escrow Agreement as follows:

                  (i) if the Final Price (as defined below) is greater than or equal to $10,270,000, then 100% of such payments shall be disbursed to the Seller; or

                  (ii) if the Final Price is less than $10,270,000, then an amount equal to the

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

Final Price less (A) all Atlanta Installment Payments previously disbursed to the Seller and (B) $2,000,000, shall be disbursed to the Seller, and any funds remaining in the escrow, excluding investment income, shall be disbursed to the Acquiror.

                  Investment income earned on the Atlanta Installment Payments will be retained in the escrow account until final disbursement and such income will be allocated and disbursed between the Seller and the Acquiror pro rata based on the amount of the Atlanta Installment Payments disbursed to each of the Seller and the Acquiror.

                  "Final Price" means the product of: (A) the pro forma earnings before interest, taxes, depreciation and amortization of the Atlanta FBO Location for the 12 calendar months immediately following the effective date of the Qualifying Lease (taking into account (i) the rental expense and all related fees and other amounts payable under the Qualifying Lease during such time period and (ii) a pro rata allocation of selling, general and administrative expense (but in any event such selling, general and administrative expense shall not be less than $288,200), but otherwise determining such pro forma earnings based on the historical methodology of the Seller); and (B) 6.32.

         1.4      Closing.

         (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Piper Rudnick LLP, 1200 Nineteenth Street, NW, Washington, D.C. 20036-2412, commencing at 10:00 a.m. local time on or before December 31, 2003, and in any event within five business days after all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby have been satisfied or waived (the date on which the Closing shall occur being the "Closing Date"). Notwithstanding the foregoing, the Closing Date may be extended until March 31, 2004, at the sole election of the Acquiror upon written notice to the Seller and the Company on or before December 31, 2003 (provided that the Acquiror is not in breach of this Agreement as of the date of such notice to extend), if: (i) the conditions to closing set forth in Section 6.1(d) or Section 6.3(s) are not satisfied on or prior to December 31, 2003; or (ii) the Closing has not occurred by December 31, 2003 because all material consents set forth on Schedules 2.17 and 3.5 have not been obtained. If the Acquiror makes such election to extend the Closing Date under clause (i) or (ii) above: (A) the Seller, the Company and the Acquiror agree to use commercially reasonable efforts from and after December 31, 2003 through March 31, 2004 to obtain all consents set forth on Schedules 2.17 and 3.5; and (B) the only conditions precedent to the Acquiror's obligation to effect the Closing shall be the conditions set forth in Sections 6.1(d), 6.3(e), 6.3(g), 6.3(l), 6.3(m) and 6.3(s), except as provided in Section 1.4(b).

         (b) If the Acquiror makes an election to extend the Closing Date because all material consents have not been obtained pursuant to Section 1.4(a)(ii), and on or before March 31, 2004, the Seller delivers consents from applicable airport authorities with respect to FBO leases representing at least 75% of the aggregate revenues of the Company and its Subsidiaries for the 12 months ending on the last day of the month preceding the month in which the Closing occurs, then the Acquiror shall be required to proceed to Closing without first obtaining the remaining FBO lease consents (the "Outstanding Consents"). From and after the Closing, the Seller will continue to cooperate with the Acquiror and use reasonable best efforts to obtain the Outstanding Consents. The Seller shall indemnify, reimburse and hold harmless any and all Acquiror

Indemnified Persons (as defined in Section 8.2) from and against any liability, obligation, loss or expense (or actions or claims in respect thereof) to which such Acquiror Indemnified Persons may become subject as a result of, or based upon or arising out of, directly or indirectly, the failure to obtain the Outstanding Consents.

         (c) Any extension of the Closing Date under this Section 1.4 will not extend the Due Diligence Period (as defined in Section 5.2(a)).

         1.5      Post-Closing Adjustment to Purchase Price.

         Within 30 days following the Closing, the Acquiror shall prepare and deliver to the Seller, for the Seller's reasonable approval, a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date prepared by the Acquiror in a manner consistent with the Company Financial Statements referred to in Section 2.4 hereof (the "Closing Balance Sheet"), a calculation of the aggregate Working Capital (as defined below) of the Company and its Subsidiaries based on such Closing Balance Sheet (the "Closing Working Capital Calculation") and all work papers and back-up materials relating thereto. "Working Capital" means current assets less current liabilities determined in a manner consistent with the Company Financial Statements referred to in Section 2.4 hereof, except that for purposes of calculating Working Capital (i) accrued employee benefit plan and accrued vacation liabilities for the Company not set forth in the Company Financial Statements shall be included as a current liability, (ii) prepaid expenses relating to the employee benefits set forth on Schedule 2.14(a)(ii) for the Company not set forth in the Company Financial Statements shall be included as a current asset and (iii) any current assets set forth on Schedule 5.11 to be transferred to the Company at Closing, including insurance claims and cash proceeds thereof, shall not be included in the current assets of the Company. Inventory assets reflected on the Closing Balance Sheet shall be determined in accordance with the procedures set forth in
Section 1.6. The Closing Balance Sheet and the Closing Working Capital Calculation shall be conclusive and binding on the parties hereto unless the Seller gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such dispute (an "Objection Notice") to the Acquiror within 30 days after its receipt of the Closing Balance Sheet, Closing Working Capital Calculation and all work papers and back-up materials relating thereto. If an Objection Notice is delivered as provided above, the parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the parties are unable to resolve, despite good faith negotiations, all disputes reflected in the Objection Notice within 10 days thereafter (the "Resolution Period"), then the parties will, within 10 days after the expiration of the Resolution Period, submit any such unresolved dispute to a mutually acceptable independent accounting firm of national reputation (the "Independent Accounting Firm"). The Acquiror and the Seller shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available. The Acquiror and the Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to the Acquiror and the Seller within 30 days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the parties. The fees and expenses of the Independent Accounting Firm shall be split equally between the Acquiror and the Seller. The aggregate Working Capital of the

Company and its Subsidiaries reflected in the Closing Working Capital Calculation, as revised to take into account the resolution of any and all disputes by the parties and/or the Independent Accounting Firm, shall be deemed to be the "Closing Working Capital." If the Closing Working Capital exceeds $3,500,000 (the "Working Capital Target"), the excess shall be paid (within five business days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties) by the Acquiror by wire transfer of immediately available funds to such bank and account specified by the Seller. If the Closing Working Capital is less than the Working Capital Target, the deficiency shall be paid (within five business days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties) by the Seller by wire transfer of immediately available funds to such bank and account specified by the Acquiror. All payments hereunder shall be made together with interest at the rate of 6% per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made.

         1.6      Physical Inventory.

         For purposes of preparing the Closing Balance Sheet, on the Closing Date or at such other time prior to or after the Closing as agreed upon between the Acquiror and the Seller, representatives of the Acquiror and the Seller shall take the appropriate actions and shall use appropriate accounting methods, consistent with GAAP, the Seller's past practices, perpetual inventory records and inventory valuation methodologies consistent with past practices, to mutually determine the Inventory (as defined below) owned by the Company and its Subsidiaries on the Closing Date. Each party shall bear its own expense in connection therewith.

                                   ARTICLE II

       REPRESENTATIONS & WARRANTIES AS TO THE COMPANY AND ITS SUBSIDIARIES

         The Company and the Seller hereby jointly and severally represent and warrant to the Acquiror that, except as otherwise set forth in the schedules referred to in this Agreement (the "Disclosure Schedules"), the following representations and warranties are, as of the date hereof, and will be (unless made as of a specified date), as of the Closing Date (subject to the disclosures on any updated Disclosure Schedules pursuant to Section 5.5(b)), true and correct. For purposes of this Agreement, the term "Company's Knowledge" or "Knowledge" means the actual knowledge of Joseph Czyzyk, Robert Schlax, Wayne Lovett, John Enticknap, Karel Van Der Linden, Dan Maddox and Bob Wernersbach, after reasonable inquiry. If reasonable inquiry is not in fact made by any of the foregoing persons, the term "Company's Knowledge" shall also include knowledge that would have been known to such person if such person had made reasonable inquiry.

         2.1      Organization and Existence.

         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of any Governmental Authority (as defined below) to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease and to perform all of its obligations under this Agreement, except where the failure to be so authorized, qualified or in good standing would not be reasonably likely to result in a material adverse effect on the business, operations, assets or financial condition of the Company and its Subsidiaries (as defined below) taken as a whole (a "Material Adverse Effect"). The minute books and records of the Company, as previously delivered to the Acquiror, are true, correct and complete. True and complete copies of the Company's certificate of incorporation, as amended to date (the "Charter") and bylaws, as amended to date (the "Bylaws"), have been provided to the Acquiror. For purposes of this Agreement, "Governmental Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local, foreign or otherwise.

         2.2      Subsidiaries.

         (a) Each Subsidiary of the Company is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, partnership or other similar powers required to carry on its business as now conducted and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of any Governmental Authority to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease. Schedule 2.2(a) lists all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and identifies the Company's (direct or indirect) percentage ownership interest therein.

         (b) Except as set forth on Schedule 2.2(b), all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company or a Subsidiary of the Company, directly or indirectly, free and clear of any lien, security interest, mortgage, pledge, hypothecation, charge, preemptive right, voting trust, imposition, covenant, condition, right of first refusal, easement or conditional sale or other title retention agreement or other restrictions ("Encumbrances") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

         (c) Except as set forth on Schedule 2.2(c), there are no outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued by the Company or any Subsidiary of the Company or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities or partnership interests or membership interests of any Subsidiary of the Company, including, without limitation, any agreement or commitment obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock, other securities, partnership interests or membership interests of any Subsidiary of the Company or obligating any of the Company or any Subsidiary of the Company to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security or other similar agreement or commitment with respect to any Subsidiary of the Company, or obligating any Subsidiary of the Company to make any payments pursuant to any stock based or stock related plan or award. Neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person.

"Person" means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

         (d) The minute books and records of each Subsidiary of the Company, as previously delivered or made available to the Acquiror, are true, correct and complete. Seller has previously delivered or made available to the Acquiror true and complete copies of the organizational documents or comparable governing instruments (including all amendments to each of the foregoing), of each Subsidiary of the Company and each investment in another entity owned by the Company as in effect on the date hereof.

         (e) For purposes of this Agreement, "Subsidiary" means, with respect to any Person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         2.3      Execution and Effect of Agreement.

         The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company and no other proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the "Bankruptcy and Equity Exceptions").

         2.4      Financial Statements; Liabilities.

         (a) Copies of each of the audited consolidated financial statements of the Seller for the fiscal years ended June 30, 2003, June 30, 2002 and June 30, 2001 have been provided to the Acquiror (the "Parent Financial Statements"). Copies of each of: (i) the unaudited consolidated financial statements of the Company and its Subsidiaries for the years ended June 30, 2003, June 30, 2002 and June 30, 2001; and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries for the two months ended August 31, 2003 (collectively, the "Company Financial Statements") have been provided to the Acquiror. Except as set forth on Schedule 2.4(a), each of the Parent Financial Statements (including the footnotes thereto) is in accordance with the books and records of the Seller, presents fairly and accurately the financial position, assets and liabilities and results of operations and cash flows of the Seller at the dates and for the periods indicated and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States ("GAAP"). The Parent Financial Statements contain appropriate allowances and reserves for the Seller's accounts receivable and other accruals. Except as set forth on Schedule 2.4(a), each of the Company Financial Statements (including the footnotes thereto, if any) is in accordance with the books and records of the Company, presents fairly and accurately the financial position, assets and liabilities and results of operations and cash flows of the Company and its Subsidiaries at the dates and for the periods indicated and has been prepared in accordance with GAAP and on a basis consistent with the Parent Financial Statements, subject only to normal and immaterial year-end adjustments and footnote disclosures and except for consolidating entries including income tax provisions and interest on intercompany indebtedness. The Company Financial Statements contain appropriate allowances and reserves for the Company's and its Subsidiaries' accounts receivable and other accruals.

         (b) As of August 31, 2003 (the "Balance Sheet Date"), neither the Company nor any of its Subsidiaries had any indebtedness or other liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) which was not disclosed in the Company Financial Statements (including the footnotes thereto). Except as set forth on Schedule 2.4(b), neither the Company nor any of its Subsidiaries has incurred from and after the Balance Sheet Date any indebtedness or other liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than current liabilities for trade or business obligations incurred after the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of business and consistent with past practice.

         (c) Schedule 2.4(c) sets forth the Funded Debt as of the date hereof, including identification of each entity to which the Funded Debt is owed, the applicable interest rate and a summary of repayment terms. Except as set forth on Schedule 2.4(c), all Funded Debt may be repaid at any time without premium or penalty. Except as set forth on Schedule 2.4(c), neither the Company nor any of its Subsidiaries has any obligation in respect of indebtedness for borrowed money, whether as primary obligor, guarantor or otherwise. Neither the Company nor its Subsidiaries is in default in any material respect of its obligations, covenants or agreements under any loan documents, credit facilities or other financing documents, which default would be reasonably likely to result in a Material Adverse Effect.

         2.5      Capitalization.

         (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock. As of the date hereof, the issued and outstanding capital stock of the Company consists of 1,000 shares of Common Stock and all of such shares are owned by the Seller.

         (b) Except as set forth on Schedule 2.5(b), as of the Closing Date, there will be no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which the Company is a party requiring or restricting the issuance, sale or transfer of any equity securities of the Company or any securities convertible directly or indirectly into equity securities of the Company, or evidencing the right to subscribe for any equity securities of the Company, or giving any Person any rights with respect to the capital stock of the Company. Except as set forth on Schedule 2.5(b), there are no voting agreements, voting trusts, other agreements (including cumulative voting rights), commitments or understandings with respect to the Company's Common Stock. All of the issued and outstanding shares of the Company's Common Stock have been duly authorized and validly issued, are fully paid and nonassessable.

         2.6      Inventory.

         Except as set forth on Schedule 2.6, the Company and its Subsidiaries have good and marketable title to all of their consumable inventory, free and clear of all Encumbrances, including, without limitation, all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company and its Subsidiaries in the ordinary course of business (collectively, "Inventory"). The Inventory does not include items that are obsolete, damaged or slow moving. The Inventory is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold in the ordinary course of business consistent with past practice. The Inventory is valued on the books and records of the Company and its Subsidiaries at the lower of cost or market value.

         2.7      Personal Property.

         Schedule 2.7 sets forth a complete and accurate list of: (a) all personal property which is included (or that will be included) in "property, equipment and leaseholds" (or similarly named line item) on the Company Financial Statements; (b) all other personal property owned by the Company or any of its Subsidiaries (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date; and (c) all leases and agreements in respect of personal property, and, in the case of this clause (c), true, complete and correct copies of all such leases have been provided to the Acquiror. All personal property used by the Company or any of its Subsidiaries is either owned by the Company or its Subsidiaries or leased by the Company or its Subsidiaries pursuant to lease agreements set forth on Schedule 2.7. All of the personal property listed on
Schedule 2.7 is in good working order and condition, ordinary wear and tear excepted. All leases and agreements included on Schedule 2.7 are in full force and effect and constitute valid and binding agreements of the Company or its Subsidiaries and, to the Company's Knowledge, of the other parties thereto in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exceptions. Except as set forth on Schedule 2.7, the Company or its Subsidiaries has good title to all of the properties and assets designated as "owned" on Schedule 2.7, free and clear of any Encumbrance, other than a Permitted Encumbrance. "Permitted Encumbrance" means: (a) any Encumbrance with respect to Taxes (as defined below) (i) that are not yet due and payable or (ii) that are being contested in good faith and by appropriate proceedings and are identified on Schedule 2.7; (b) Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and the like (i) that are incurred in the ordinary course of business for amounts not yet due and payable or (ii) that are being diligently contested in good faith by appropriate proceedings; and (c) easements, rights-of-way, reservations, zoning and other restrictions and similar encumbrances that do not interfere in any respect with the ordinary course of the Company's business.

         2.8      Tax Matters.

         (a) For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, Governmental Authority fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period; (iii) any liability for the payment of any amounts of the type described in clauses
(i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person; and (iv) any liability for the payment of any amounts of the type described in clause (i) as a result of a legal obligation to collect and remit to any Tax Authority any such amounts which are imposed on any other Person. For purposes of this Agreement, "Tax Return" means any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information returns and reports) filed or required to be filed with respect to Taxes, including any amendments, supplements, schedules or supporting material in connection therewith. For purposes of this Agreement, "Pre-Closing Tax Period" means: (A) any taxable period ending on or before the Closing Date; or (B) the portion of any Straddle Period (as defined below) which ends on the Closing Date.

         (b) Neither the Company nor any of its Subsidiaries has any liability for any Taxes in respect of any taxable period ending on or before the Closing Date, or any Taxes in respect of the portion of any Straddle Period which ends on the Closing Date, other than Taxes accrued in the Company Financial Statements or incurred in the ordinary course of business between the Balance Sheet Date and the Closing Date (without regard to any reserve for deferred tax liability). As used in this Agreement, the term "Straddle Period" means any taxable period beginning before and ending after the Closing Date. In the case of any Straddle Period, the Taxes of the Company and its Subsidiaries shall be computed as if the actual taxable period ended on and included the Closing Date, except in the case of ad valorem real or personal property Taxes, if any, of the Company or its Subsidiaries, which shall be allocated to the portion of the Straddle Period ending on the Closing Date in accordance with the ratio of the number of days in such portion to the total number of days in the Straddle Period.

         (c) The Company and each of its Subsidiaries (or any consolidated, combined or unitary group of which any such corporation is a member) has filed or will timely file all Tax Returns required to have been filed by them prior to the Closing Date (subject to any timely extensions permitted by law) with the appropriate Tax Authority with respect to Taxes for any period ending on or before the Closing Date. All such Tax Returns are or will be true, correct and complete. All Taxes shown to be payable on such Tax Returns or otherwise due have been paid or will be paid prior to the Closing Date. The Company has delivered to the Acquiror a true and correct copy of the Seller's consolidated Tax Return for the fiscal year ended June 30, 2002 which was timely filed by the Company (after receipt of appropriate extensions).

         (d) Except as set forth on Schedule 2.8(d): (i) no deficiency for any amount of Tax has been asserted or assessed by a Tax Authority against the Company or any of its Subsidiaries (or against any consolidated, combined or unitary group of which the Company or any Subsidiary is a member), which is still pending; and (ii) neither the Company nor any of its Subsidiaries (nor any such group) has filed any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax imposed in respect of a Pre-Closing Tax Period.

         (e) The Company and its Subsidiaries have withheld or otherwise collected all Taxes or amounts they were required to withhold or collect under any applicable federal, state or local law, including, without limitation, any amounts required to be withheld or collected with respect to employee, state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen's compensation, and all such amounts have been timely remitted to the proper authorities in accordance with applicable law.

         (f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries under Sections 1.1502-6 or 1.1502-78 of Title 26 of the Code of Federal Regulations (or any similar provisions of state, local or foreign income tax law).

         (g) Neither the Company nor any of its Subsidiaries is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any of its Subsidiaries could become liable to another Person as a result of the imposition of a Tax upon such Person, or the assessment or collection of such a Tax.

         (h) Neither the Company nor any of its Subsidiaries has agreed to make, or is (or will as a result of the transactions contemplated by this Agreement be) required to make, any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income tax law) by reason of a change in accounting methods or otherwise.

         (i) The Company is not now and never has been an "S" corporation within the meaning of Section 1361(a)(1) of the Code.

         (j) No audit of any Tax Return of the Company or its Subsidiaries is being conducted or, to the Company's Knowledge, threatened, by any Tax Authority.

         (k) No agreement, contract or arrangement to which the Company or any of its Subsidiaries is a party may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

         (l) There has been no change in ownership of the Company that has caused the utilization of any losses to be limited pursuant to Section 382 of the Code, and any loss carryovers reflected on the Company Financial Statements or the Closing Balance Sheet are properly computed and reflected.

         (m) Other than Taxes arising in the ordinary course of business and Taxes arising out of the transactions contemplated by this Agreement, neither the Company nor any of its

Subsidiaries has any liability for unpaid Taxes accruing after the date of the Company Financial Statements.

         (n) No property of the Company or any of its Subsidiaries is subject to any liens for Taxes, other than liens for Taxes not yet due and payable.

         (o) No taxing authority has raised any issue with respect to Taxes which, by application of similar principles, could result in the issuance of a Notice of Deficiency or similar nature of intention to assess Taxes by any Tax Authority.

         2.9      Products and Services.

         Except as described on Schedule 2.9: (a) each product sold, leased or delivered, or service provided, by the Company or its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties; and (b) neither the Company nor any of its Subsidiaries has any liability (and there is no pending or, to the Company's Knowledge, threatened claim against the Company or any of its Subsidiaries that could reasonably be expected to give rise to any liability) for replacement or repair thereof or other damages in connection therewith. Schedule 2.9 includes copies of the standard terms and conditions of sale or lease for the Company's or its Subsidiaries' products and services (containing applicable guaranty, warranty, and indemnity provisions). No product sold, leased or delivered, or service provided, by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms, conditions of sale or lease set forth on Schedule 2.9 or as may be imposed by law.

         2.10     Intellectual Property.

         (a) Set forth on Schedule 2.10 is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyrights and licenses presently owned or held by the Company and its Subsidiaries, or necessary for the conduct of the business of the Company and its Subsidiaries, as conducted and as proposed to be conducted, as well as any agreement under which the Company and its Subsidiaries have access to any third-party trade secret, confidential or proprietary information used by the Company and its Subsidiaries in their business (the "Intellectual Property Rights"). The Company and its Subsidiaries own or possess sufficient legal rights to all the Intellectual Property Rights, and in each case such rights are all of the legal rights necessary to conduct their business as now conducted and as proposed to be conducted without any conflict with or infringement or misappropriation of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company or its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights or any intellectual or proprietary rights of any other person or entity, except as set forth on Schedule 2.10.

         (b) To the Company's Knowledge, no allegations have been made that the Company or its Subsidiaries has violated or, by conducting the FBO Business as conducted and as proposed to be conducted, would violate any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary rights of any other person or entity.

         (c) To the Company's Knowledge, none of the employees of the Company or its Subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee's duties to the Company and its Subsidiaries or that would conflict with the business of the Company and its Subsidiaries as conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement or any related agreements, nor the carrying on of the business of the Company and its Subsidiaries by its employees, nor the conduct of the business of the Company and its Subsidiaries as conducted and as proposed to be conducted, will, to the Company's Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. To the Company's Knowledge, it is not or will not be necessary to utilize any inventions, trade secrets or proprietary information of any of the employees of the Company or its Subsidiaries made prior to their employment with the Company or its Subsidiaries, except for inventions, trade secrets or proprietary information that have been assigned to the Company or its Subsidiaries.

         (d) To the Company's Knowledge, no claims have been asserted by any other person or entity contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights. To the Company's Knowledge, there has been no infringement or misappropriation by any other person or entity with respect to any of the Intellectual Property Rights.

         (e) Notwithstanding the foregoing, to the Company's Knowledge, Trade Secrets (as defined below) used in or necessary for the business of the Company and its Subsidiaries are the unencumbered property of the Company or its Subsidiaries. No claim has been asserted against the Company or its Subsidiaries by any entity or person with respect to, or challenging or questioning, the ownership, validity of or right to use the Trade Secrets, nor, to Company's Knowledge, is there a valid basis for any such claim. The Company and its Subsidiaries and their agents and employees shall not, except as permitted by this Agreement, use, disseminate or disclose, directly or indirectly, any of the Trade Secrets to any party at any time before or after the consummation of the transactions contemplated by this Agreement. "Trade Secrets" means trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, supplier lists, e-mail lists, inventions, sui generis database rights, databases and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing.

         2.11     Permits; Compliance with Laws.

         (a) A true, correct and complete list of all licenses, franchises, permits, repair station certificates and other governmental authorizations of each of the Company and its Subsidiaries (other than environmental permits and other environmental approvals which are set forth on Schedule 2.18(d)) are set forth on Schedule 2.11(a). The licenses, franchises, permits, repair station certificates and other governmental authorizations listed on Schedules 2.11(a) and 2.18(d) are valid and in effect, and neither the Company nor any of its Subsidiaries has received any notice in writing or has Knowledge that: (i) any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit, repair station certificate or other governmental authorization; or (ii) the Company or any of its Subsidiaries are conducting their respective businesses and carrying out any activities in breach or violation of any such license, franchise, permit, repair station certificate or other governmental authorization. The licenses, franchises, permits, repair station certificates and other governmental authorizations listed on Schedules 2.11(a) and 2.18(d) are the only licenses, franchises, permits, repair station certificates and other governmental authorizations required for the conduct of the business of, and the carrying out of activities by, the Company and its Subsidiaries as they are now being conducted or carried out by the Company and its Subsidiaries. The Company and each of its Subsidiaries have conducted and are conducting their respective businesses in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits, repair station certificates and other governmental authorizations listed on Schedules 2.11(a) and 2.18(d). The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company or its Subsidiaries by, any licenses, franchises, permits, repair station certificates or other governmental authorizations listed on Schedules 2.11(a) or 2.18(d).

         (b) The Company and each of its Subsidiaries are in compliance with all applicable national, state, local and foreign laws, rules and regulations. Except as set forth on Schedule 2.11(b), neither the Company nor any of its Subsidiaries has received from any Governmental Authority within the past three years any written notification with respect to possible conflicts, defaults or violations of any national, state, local and foreign laws, rules and regulations.

         2.12     Real Property; Leases of Real Property.

         (a) Neither the Company nor its Subsidiaries owns fee simple title to any real property.

         (b) Schedule 2.12(b) contains a complete and correct list of all written (and a summary description of all oral) leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Company or any of its Subsidiaries is a party (as tenant, occupier or possessor, except as provided in the leases, subleases or license agreements) (each a "Real Property Lease" and collectively the "Real Property Leases"). A complete and correct copy of each Real Property Lease has been furnished to the Acquiror. Except as disclosed on Schedule 2.12(b), no consent is required of any landlord or other third party to any Real Property Lease to consummate the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is in default in any respect beyond any applicable notice or grace period or has received written notice of any such default still outstanding on the date hereof under any Real Property Lease, and on the date hereof there exists no uncured default thereunder by any other party. All Real Property Leases are in full force and effect and are enforceable against the Company or its Subsidiaries, and to the Company's Knowledge, the other parties thereto, in accordance with their terms except as limited by the Bankruptcy and Equity Exceptions. The real property demised under the Real Property Leases constitutes all of the real property necessary for the operation of the business of the Company and its Subsidiaries as presently conducted. There is no brokerage commission or finder's fee due from the Company or any of its Subsidiaries and unpaid with regard to any of the Real Property Leases, or which will become due at any time in the future with regard to any Real Property Lease. No proceeding is pending or, to the Company's Knowledge, threatened for the taking or condemnation of all or any portion of the property demised under the Real Property Leases. The Company owns good and marketable title to the leasehold estates, free and clear of any

Encumbrances, except for: (i) real property Taxes, if any affecting properties of which the premises demised under the Real Property Leases form a part, not yet due and payable; and (ii) the matters and exceptions set forth on Schedule 2.12(b).

         (c) Except as set forth on Schedule 2.12(c), there are no unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or Encumbrances which encumber any of the Real Property Leases or, to the Company's Knowledge, any of the properties demised under the Real Property Leases.

         (d) Except as set forth on Schedule 2.12(d), there are no easements, rights of way or licenses which are not in full force and effect necessary for the operation of the premises demised under the Real Property Leases and all such easements, rights of way and licenses set forth on Schedule 2.12(d) are in full force and effect.

         (e) Except as set forth on Schedule 2.12(e), the premises demised under the Real Property Leases and any other properties and assets owned, leased or used by the Company and its Subsidiaries in the operation of the business, including the walls, ceilings and other structural elements of any improvements erected on the properties demised under the Real Property Leases and the building systems such as heating, plumbing, ventilation, air conditioning, mechanical and electric, are: (i) adequate and sufficient for the current operations of the business; and (ii) in good working order, repair and operating condition, are without any structural defects other than minimal structural defects which do not affect the value or use of such properties and have been maintained in accordance with generally accepted industry practices.

         (f) The Company and its Subsidiaries have the right of ingress and egress, through a public road or street, to and from each of the properties demised under the Real Property Leases. No utility easement or right of way which services any of the properties demised under the Real Property Leases may be terminated by the owner or mortgagee of any property through which any such easement or right of way runs.

         2.13     Insurance.

         Schedule 2.13 contains a complete and correct list of all policies of insurance of any kind or nature covering the Company or any of its Subsidiaries including, without limitation, policies of life, fire, theft, professional services, employee fidelity, directors' and officers' and other casualty and liability insurance, and such policies are in full force and effect. Complete and correct copies of each such policy have been provided to the Acquiror.
Schedule 2.13 also sets forth: (a) with respect to each such insurance policy, the applicable deductible amounts and any limitations to coverage; (b) a true and complete list of claims made in respect of such insurance policies from and after January 1, 2001. No notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any of its insurance policies, and no such policies are subject to any retroactive rate or audit adjustments or coinsurance arrangements. There is no claim by the Company or any of its Subsidiaries pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or requirement by any insurer to perform work which has not been satisfied. Neither the Company nor any of its Subsidiaries has incurred any liability covered by the insurance policies for which it has not properly asserted a claim under such policies. All premiums due under all insurance policies have been paid. The insurance policies set forth on Schedule 2.13 cover risks and liabilities to an extent and in a manner customary in the industry in which the Company and its Subsidiaries operate.

         2.14     Contracts.

         (a) Schedule 2.14(a) lists the following agreements to which the Company or any of its Subsidiaries is a party (or provides a cross-reference to another schedule in the Disclosure Schedules where such agreements are listed):

                  (i) all documents relating to indebtedness for money borrowed or collateral therefor, including guarantees;

                  (ii) all collective bargaining, labor, employment, consulting, termination, compensation, bonus, profit sharing, severance, stock option, stock purchase, retirement, pension, health, accident, group insurance, liability, death benefit and other agreements or plans relating to compensation of or benefits for current or former officers or employees of the Company or its Subsidiaries;

                  (iii) any lease, contract, commitment, or agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will: (A) extend over a period of more than one year; (B) result in a loss to the Company or any of its Subsidiaries; or (C) involve consideration paid or received in excess of $10,000;

                  (iv) any contract, agreement, or instrument not entered into in the ordinary course of the business of the Company or its Subsidiaries;

                  (vi) any contract containing restrictions on the operations of the Company or its Subsidiaries or the ability of the Company or its Subsidiaries to compete in any geographic region or in any line of business;

                  (vii) any lease of real property and all personal property leases with annual lease payments or receipts in excess of $10,000;

                  (viii) any agreement concerning a partnership or joint venture;

                  (ix) any agreement between the Seller or its affiliates, on the one hand, and the Company or its Subsidiaries, on the other hand;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, stockholders or employees outside the ordinary course of business;

                  (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

                  (xii) any contract relating to fuel purchases, fuel sales, into-plane services, ground support services, aircraft hangar rental and aircraft tie-down services, and aircraft maintenance;

                  (xiii) each and every other contract which is material to the financial condition, earnings, operation or business of the Company or its Subsidiaries; and

                  (xiv) any other agreement (or group of related agreements), the performance of which involves annual consideration in excess of $10,000.

                  Complete and correct copies of each of the agreements listed on Schedule 2.14(a) have been provided to the Acquiror.

         (b) The Company and its Subsidiaries have performed all of their respective obligations required to be performed by them to date and are not in default in any respect under any agreement set forth on Schedule 2.14(a). To the Company's Knowledge, no party with whom the Company or any of its Subsidiaries has such an agreement is in default thereunder. All of the agreements set forth on Schedule 2.14(a) are in full force and effect and enforceable against the Company and its Subsidiaries, and to the Company's Knowledge, the other parties thereto in accordance with their terms, except as limited by the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries has been notified in writing or has Knowledge that any party to any agreement set forth on Schedule 2.14(a) intends to cancel, terminate, not renew or exercise an option, or materially increase the rent or other fees required to be paid or materially decrease the goods purchased or sold or services provided by or to such party under any such agreement, whether in connection with the transactions contemplated hereby or otherwise. Neither the Company nor any of its Subsidiaries has been the subject of any warranty claim, indemnification claim or any other claim whatsoever arising out of or relating to any agreement set forth on Schedule 2.14(a) and, to the Company's Knowledge, no such claims have been or are presently threatened. Except as set forth on Schedule 2.14(b), none of the Company's or any of its Subsidiaries' agreements with any third party requires or provides for the payment of any rebate, allowance, stocking fee or other similar payment to any such third party in an amount in excess of $10,000 on an annual basis.

         2.15     No Violation.

         Except as set forth on Schedule 2.15, neither the execution or delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority, or court to which the Company or any of its Subsidiaries is a party or to which any of them are bound or subject, conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement or contract listed on
Schedule 2.14(a), or constitute a default in any respect thereunder, or result in the creation of any Encumbrance upon any of the Company's or its Subsidiaries' assets, nor will it violate any of the provisions of the Company's Charter or Bylaws, or any of the organizational documents of any of its Subsidiaries, or violate any judgment or decree by which it or any of its Subsidiaries is bound.

         2.16     Litigation; Orders.

         Except as set forth on Schedule 2.16, there is no pending action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, heard by or before, or otherwise involving, any court, Governmental Authority, arbitrator or other third party, whether at law or in equity (a "Proceeding") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), that: (a) has been commenced by or against the Company or any of its Subsidiaries; or (b) challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated hereby. To the Company's Knowledge, no Proceeding has been threatened by or against the Company or any of its Subsidiaries and no event has occurred or circumstances exist that may give rise to or serve as a basis for commencement of any Proceeding by or against the Company or any of its Subsidiaries. Copies of all pleadings, correspondence and other documents relating to each Proceeding listed on Schedule 2.16 have been delivered or made available to the Acquiror. All notices required to have been given to any insurance company listed as insuring against any Proceeding listed on Schedule
2.16 have been timely and duly given and, except as set forth on Schedule 2.16, no insurance company has asserted that such Proceeding is not covered by the applicable policy relating to such Proceeding. Neither the Company nor any of its Subsidiaries is subject to or limited by any order of any Governmental Authority.

         2.17     Third Party and Governmental Consents.

         No consent, waiver, approval, permit, authorization of, declaration to or filing with any third party or Governmental Authority on the part of the Company or any of its Subsidiaries is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (a) the consents set forth on Schedule 2.17;
(b) any filings as may be required under applicable federal and state securities laws; and (c) the filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder (the "HSR Act"), and the expiration or earlier termination of the applicable waiting period thereunder with respect to the transactions contemplated hereby.

         2.18     Environmental Matters.

         (a) For purposes of this Agreement, "Environmental Laws" means any federal, state, local, provincial or foreign law, ordinance, regulation, order, or permit, license or approval pertaining to the environment, natural resources or human health or safety as presently in effect or as amended as of the Closing Date.

         (b) For purposes of this Agreement, "Hazardous Materials" means hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA" or "Superfund") and regulations promulgated thereunder, and shall also include any pollutant, contaminant, substance, material or waste (regardless of physical form or concentration) that is regulated, listed or identified under any Environmental Law which is or was applicable to the operations of the Company and any other substance, material or waste (regardless of physical form or concentration) which is or may become hazardous or toxic to living things or the environment.

         (c) For purposes of this Agreement, the "Related Entities" means any predecessor entities to which any of the Company or its Subsidiaries succeed by merger, stock purchase, asset purchase or otherwise.

         (d) Except as disclosed on Schedule 2.18(d): (i) the operations of the Company and its Subsidiaries, and to the Company's Knowledge, the Related Entities, are now and have at all times been in compliance with applicable Environmental Laws; (ii) neither the Company or any of its Subsidiaries, nor to the Company's Knowledge, the Related Entities, is subject to any pending or, to the Company's Knowledge, threatened judicial or administrative proceeding alleging the violation of any Environmental Law or alleging responsibility for environmental conditions at any property; (iii) neither the Company nor any of its Subsidiaries has received any written notice that it is potentially responsible for environmental conditions at any property or potentially liable for any claims arising under Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received a written request for information under CERCLA or any state or local counterpart; (v) neither the Company, its Subsidiaries, nor to the Company's Knowledge, the Related Entities, has disposed of or released Hazardous Materials, except in accordance with applicable Environmental Laws, on, in, at or under any real property currently or formerly owned, operated, leased or occupied by the Company, its Subsidiaries or the Related Entities; (vi) to the Company's Knowledge, there are no underground storage tanks or piping, septic tanks, drains, sumps, pits, ponds, impoundments, lagoons, landfills, waste piles, friable asbestos containing materials, peeling or damaged lead paint or regulated polychlorinated biphenyls present on, in, at or under any real property currently or formerly owned, operated, leased or occupied by the Company, its Subsidiaries or the Related Entities; (vii) neither the Company or any of its Subsidiaries, nor to the Company's Knowledge, the Related Entities, has generated for transport, transported, disposed of or released any Hazardous Materials to, in or at any other real property; (viii) the Company and its Subsidiaries have all permits, licenses and approvals required by Environmental Laws to conduct their existing business operations and neither the Company nor any of its Subsidiaries has received any notice that any Governmental Authority intends to cancel, terminate or not renew any such permit, license or approval; (ix) neither the Company or any of its Subsidiaries, nor to the Company's Knowledge, the Related Entities, has agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any environmental liability nor has the Company or any of its Subsidiaries, nor to the Company's Knowledge, the Related Entities, agreed to assume the environmental liability of any person by contract, agreement, or operation of law; (x) the transactions contemplated by this Agreement are not subject to any state environmental transfer laws and no governmental approval, clearance or consent is required under any Environmental Law for the consummation of the transactions contemplated hereby or for the Company and its Subsidiaries to continue the business as presently conducted after the Closing; (xi) to the Company's Knowledge, no other Person has released Hazardous Materials at any property currently or formerly owned, operated, leased or occupied by the Company, any of its Subsidiaries or the Related Entities or in a location that would threaten or contaminate such properties; and (xii) the Company and its Subsidiaries have delivered to the Acquiror copies of all environmental reports, permits, suits, information requests, orders, notices of violation, closure letters, site status letters and similar documentation that are in their possession or control, each of which is listed on Schedule 2.18(d), and have disclosed their waste practices and their use of Hazardous Materials, if any, on Schedule 2.18(d).

         2.19     Employees and Consultants.

         (a) The Company has provided the Acquiror with a true and complete list of all Persons presently employed by the Company or its Subsidiaries, all Persons who presently perform work for the Company or any of its Subsidiaries pursuant to any agreements between the Company or any of its Subsidiaries and any employment agency, and all currently-engaged independent contractors and consultants (collectively, the "Independent Contractors") of the Company or any of its Subsidiaries, and the position and total compensation, including base salary or wages, bonus, commissions, and all other available forms of compensation, paid or to become payable to each such individual during the 2004 fiscal year.

         (b) Schedule 2.19(b) lists all employment agreements, independent contractor agreements, consulting agreements or severance agreements to which the Company or any of its Subsidiaries is a party. This Agreement and the transactions contemplated hereby do not and will not violate any such employment, independent contractor or consulting agreements. The Company and its Subsidiaries are in compliance with all currently applicable federal, state, and local laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and, to the Company's Knowledge, neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice.

         (c) The Company and its Subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor or any of its Subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. There are no pending claims against the Company or any of its Subsidiaries under any workers' compensation plan or policy or for long term disability. There are no claims or controversies pending or, to the Company's Knowledge, threatened, between the Company or any of its Subsidiaries and any of their respective employees or Independent Contractors.

         (d) To the Company's Knowledge, no employees or Independent Contractors of the Company or any of its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, enforceable non-competition agreement, or any enforceable restrictive covenant to a former employer or customer relating to the right of any such employee or Independent Contractor to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

         (e) No employees or Independent Contractors of the Company or any of its Subsidiaries have given notice and, to the Company's Knowledge, no such employee or Independent Contractor intends to terminate his or her employment, independent contractor or consulting relationship with the Company or its Subsidiaries.

         2.20     Business Conduct.

         Except as set forth on Schedule 2.20, as contemplated by this Agreement or with respect to any construction or development costs incurred by the Company or its Subsidiaries relating to the Approved Construction Obligations, from and after June 30, 2003, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past custom and practice and there has not been any:

         (a)      Material Adverse Effect;

         (b) loan or advance by the Company or any of its Subsidiaries to any Person other than sales to customers on credit in the ordinary course of business consistent with past custom and practices;

         (c) declaration, setting aside, or payment of any dividend or other distribution in respect of any equity interest in the Company or any of its Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition of such equity interest;

         (d) incurrence of any debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of Taxes and governmental charges but not penalties, interest or fines in respect thereof;

         (e) issuance by the Company or any of its Subsidiaries of any notes, bonds, or other debt securities or any stock options, warrants or other equity securities or securities convertible into or exchangeable for any equity securities;

         (f) cancellation, waiver or release by the Company or any of its Subsidiaries of any debts, rights or claims, except in each case in the ordinary course of business consistent with past custom and practices;

         (g) change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Company or any of its Subsidiaries, unless required by GAAP;

         (h) negotiation, sale, lease, transfer or conveyance by the Company or any of its Subsidiaries of any assets other than in the ordinary course of business;

         (i) capital expenditures or commitments therefor by the Company or any of its Subsidiaries, other than with respect to the capital expenditures or commitments set forth on Schedule 2.27;

         (j) creation of any Encumbrance on any asset of the Company or any of its Subsidiaries, except for Permitted Encumbrances;

         (k) adoption, amendment or termination of any employee benefit plan;

         (l) increase in the benefits provided under any employee benefit plan; or

         (m) occurrence or event not included in clauses (a) through (l) that is reasonably likely to have a Material Adverse Effect.

         2.21     Transactions with Affiliates.

         Except as set forth on Schedule 2.21, neither the Company nor or any of its Subsidiaries is a party to any contract, agreement or other arrangement (other than those relating to employment and listed on Schedule 2.19(b) or in an aggregate amount not in excess of $1,000) with: (a) any current or former officer, director, employee or stockholder; (b) any parent, spouse, child, brother, sister or other family relation of any such officer, director, employee or stockholder; (c) any corporation, partnership or other entity of which any such officer, director, employee or stockholder or any such family relation is an officer, director, employee, partner or greater than 10% owner (based on percentage ownership of voting interest); or (d) any trust with respect to which any such entity is a trustee or beneficiary.

         2.22     No Brokers.

         Except as set forth on Schedule 2.22, neither the Company nor any Person acting on behalf of the Company has agreed to pay a commission, finder's or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

         2.23     Accounts Receivable.

         Except as set forth on Schedule 2.23, all accounts, accounts receivable, notes and notes receivable, including all rights of the Company or any of its Subsidiaries to payment for goods sold or for services rendered which are payable to the Company or any of its Subsidiaries, including any security held for the payment thereof (collectively, the "Accounts Receivable") are reflected properly on the books and records of the Company and its Subsidiaries, are valid receivables subject to no setoffs, counterclaims, valid defenses, offsets, returns, allowances or credits of any kind, are current and fully collectible in accordance with their terms at their recorded amounts, except to the extent of the amount of the reserve for doubtful accounts reflected in the Company Financial Statements or the Closing Balance Sheet. The Company has used commercially reasonable efforts in the collection of the Accounts Receivable.

         2.24     Customers and Suppliers.

         Schedule 2.24 contains a complete and accurate list of the 5 largest customers (based on revenues) and 5 largest suppliers (based on expenses) for each FBO for the fiscal year ended June 30, 2003 and for the fiscal year 2004 through the Balance Sheet Date. Except as set forth on Schedule 2.24, neither the Company nor any of its Subsidiaries has received written notice that, and neither the Company nor any of its Subsidiaries has Knowledge that, any such customer or any such supplier does not plan to continue to do business with the Company or its Subsidiaries after the Closing, or plans to reduce its supplies to or volume of orders from the Company or its Subsidiaries after the Closing or will not do business on substantially the same terms and conditions with the Company or its Subsidiaries after the Closing as such supplier or customer did with the Company or its Subsidiaries before the Closing. All of the Company's and its Subsidiaries' relationships with their customers: (a) are described in written agreements, copies of which have been provided to the Acquiror; (b) have not been orally modified; and (c) require no performance by the Company or its Subsidiaries beyond the written terms thereof.
Schedule 2.24 identifies all suppliers from whom the Company or its Subsidiaries is entitled to any price discounts and all customers for whom the Company or its Subsidiaries has granted any price discounts, and the oral or written agreements evidencing such discounts.

         2.25     Employee Benefit Plans; ERISA.

         (a) Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

         "Company Employee Benefit Plans" means Employee Benefit Plans maintained by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any employees or former employees of the Company or any of its Subsidiaries.

         "Company Employee Pension Plans" means Company Employee Benefit Plans that constitute "employee pension benefit plans" within the meaning of Section 3(2) of ERISA.

         "Company Welfare Plans" means Company Employee Benefit Plans that constitute "employee welfare benefit plans" within the meaning of Section 3(1) of ERISA.

         "Employee Benefit Plan" means "employee benefits plans" within the meaning of Section 3(3) of ERISA and any other material employee benefit arrangements or payroll practices, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings promulgated thereunder.

         "ERISA Affiliate" means any trade or business, whether or not incorporated, that, together with the Company, is or ever was treated as a "single employer" within the meaning of Section 414(b) or (c) of the Code and, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, within the meaning of Section 414(m) or
(o) of the Code.

         "Title IV Plans" means Employee Benefit Plans subject to Title IV of ERISA or Section 412 of the Code, to which the Company or any ERISA Affiliate contributes, or has or has ever had, any obligation to contribute.

         (b)      Employee Benefit Representations.

                  (i) Schedule 2.25(b)(i) contains a complete and correct list of the Company Employee Benefit Plans. Schedule 2.25(b)(i) clearly identifies: (a) all Company Employee Benefit Plans that are Company Welfare Plans that provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment except coverage or benefits required by Part 6 of Title I of ERISA or Section 4980B of the Code if paid 100% by the participant or beneficiary; and (b) all Company Employee Benefit Plans that are Title IV Plans.

                  (ii)     Except as set forth on Schedule 2.25(b)(ii):

                           (a)      true, correct and complete copies of the
following documents, with respect to each of the Company Employee Benefit Plans, have been delivered to the Acquiror: (I) all plan documents, including trust agreements, insurance policies and service agreements, and amendments thereto;
(II) the most recent Form 5500 and any financial statements attached thereto and those for the prior three years or the "top hat" notice filed with the Department of Labor with respect to any applicable Company Employee Pension Plan; (III) the last Internal Revenue Service determination letter and the application and supporting documentation and correspondence submitted to the Internal Revenue Service with respect thereto; (IV) summary plan descriptions;
(V) the most recent actuarial report and those for the prior three years; (VI) the most recent nondiscrimination, top heavy and maximum contribution testing results and those for the prior three years; and (VII) written descriptions of all non-written agreements relating to any such plan;

                           (b)      all amendments and actions required to bring
the Company Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and any other applicable laws (including the rules and regulations thereunder) have been made or taken;

                           (c)      the Company Employee Benefit Plans that are
intended to qualify under Section 401 of the Code are so qualified in form and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and, to the Seller's Knowledge, nothing has occurred with respect to the operation of such plans that could cause the loss of such qualification or exemption or the imposition of any lien, penalty, or tax under ERISA or the Code, and none of the Company, its Subsidiaries or ERISA Affiliates has received any material adverse notice (including, without limitation, any notice of audit, investigation, penalty, liability for non-payment of Tax or other noncompliance) concerning a Company Employee Benefit Plan from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation within the four years preceding the date of this Agreement;

                           (d)      there are no material pending claims or
lawsuits that have been asserted or instituted by or against the Company Employee Benefit Plans, against the assets of any of the trusts under such plans or by or against the plan sponsor, plan administrator, or any fiduciary of the Company Employee Benefit Plans (other than routine benefit claims) and to the Seller's Knowledge, there are no facts that could form the basis for any such claim or lawsuit;

                           (e)      the Company Employee Benefit Plans have been
maintained in accordance with their plan documents and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable law, in all material respects, and none of the Company, its Subsidiaries, ERISA Affiliates or any other "party in interest" or "disqualified person" with respect to the Company Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA that is not exempt under applicable law, regulations and administrative exemptions;

                           (f)      none of the Company Employee Benefit Plans
contains any provisions which would prohibit the transactions contemplated by this Agreement or which would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and as of the Closing Date no payment that is owed by or may become due from the Company or its Subsidiaries to any Company Employee Benefit Plan or to any director, officer, employee, or agent of the Company, its Subsidiaries or an ERISA Affiliate, will be non-deductible by the Company or its Subsidiaries by reason of Section 280G of the Code;

                           (g)      none of the Company or any of its
Subsidiaries has any liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan that is not a Company Employee Benefit Plan;

                           (h)      except to the extent advance notice may be
required by applicable law, each of the Company Employee Benefit Plans (including without limitation each such plan covering retirees of the Company or any of its Subsidiaries or the beneficiaries of such retirees) may be terminated or amended by its sponsoring employer, in any manner and at any time, without the consent of and without any further liability to its participants and beneficiaries for benefits that may be accrued or expenses that may be incurred after the date of such termination or amendment;

                           (i)      no Company Employee Pension Plan is
"top-heavy" as defined in Section 416 of the Code;

                           (j)      no material liability under Title IV or
Section 302 of ERISA has been incurred by any ERISA Affiliate that has not been satisfied in full within the period permitted by applicable law;

                           (k)      the Pension Benefit Guaranty Corporation has
not instituted proceedings to terminate any Title IV Plan covering any employees of any ERISA Affiliate, and no condition exists that presents a material risk that such proceedings will be instituted;

                           (l)      with respect to each Company Employee
Benefit Plan that is a Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of such plan allocable to such accrued benefits;

                           (m)      no Company Employee Benefit Plan that is a
Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date;

                           (n)      all contributions required to be made on or
before the date of this Agreement with respect to any Company Employee Benefit Plan have been timely made, or are reflected on the most recent audited, consolidated balance sheet (or the notes thereto) of the Seller filed with the Securities and Exchange Commission (the "SEC") to the extent such contributions were required to have been so reflected by the Securities Exchange Act of 1934 (the "Exchange Act"). All contributions required to be made with respect to any Company Employee Benefit Plan from and after the date of this Agreement and prior to the Closing Date will have been timely made, or will be reflected on the most recent balance sheet (or the notes thereto) of the Seller contained in an Exchange Act filing with the SEC to the extent such contributions are required to have been so reflected by the Exchange Act;

                           (o)      there has been no amendment to, written
interpretation of or announcement (whether or not written) by the Seller or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan that would increase materially the expense of maintaining such Company Employee Benefit Plan above the level or expense incurred in respect thereof for the Seller's most recent fiscal year ended prior to the date of this Agreement; and

                           (p)      with respect to any Title IV Plan that is a
"multi-employer pension plan," (i) neither the Seller nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal" as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full), (ii) no event has occurred that presents a material risk of a partial withdrawal by the Seller or any ERISA Affiliate, and (iii) neither the Seller nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA.

                  (iii) The Company has not prepaid or prefunded any Company Welfare Plan through a trust, reserve, premium stabilization or similar account, other than pursuant to any insurance contract that does not include a "fund" as defined in Sections 419(e)(3) and (4) of the Code; none of the Company, its Subsidiaries or ERISA Affiliates has ever established or maintained a voluntary employees' beneficiary association, as defined in Section 501(c)(9) of the Code, whose members include or included current or former employees of the Company, its Subsidiaries or an ERISA Affiliate.

         2.26     Collective Bargaining Agreements and Labor.

         (a) Except as set forth on Schedule 2.26(a), neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or its Subsidiaries.

There are no pending strikes, work stoppages, slowdowns, lockouts, or material arbitrations or other labor disputes pending against the Company or its Subsidiaries.

         (b) Except as set forth on Schedule 2.26(b), there are no pending complaints, charges or claims against the Company or its Subsidiaries filed with any public or Governmental Authority, arbitrator or court based upon the employment or termination of employment by the Company or its Subsidiaries of any individual.

         (c) The Company and its Subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, Worker Adjustment and Retraining Notification Act, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

         (d) The Company has classified all individuals who perform services for it correctly under each Employee Benefit Plan, ERISA, the Code and other applicable law as common law employees, independent contractors or leased employees.

         2.27     Capital Expenditures.

         Schedule 2.27 sets forth the capital expenditures incurred by the Company or its Subsidiaries from and after January 1, 2003 through the Balance Sheet Date and all budgeted capital expenditures or legally binding capital expenditure commitments by the Company or its Subsidiaries from and after the date hereof including the Construction Obligations. For the Construction Obligations and any other legally binding capital expenditure commitments exceeding $50,000, Schedule 2.27 also contains a reference to the contracts or agreements with the applicable third parties evidencing such capital expenditure commitments.

         2.28     Bank Accounts; Powers of Attorney.

         Schedule 2.28 of the Disclosure Schedules is a true and complete list of: (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its Subsidiaries maintain accounts of any nature and the location of all lockboxes and safe deposit boxes of the Company and its Subsidiaries; (b) the names of all Persons authorized to draw thereon or make withdrawals therefrom or have access thereto; and (c) the names of all Persons holding general or special powers of attorney from the Company or its Subsidiaries.

         2.29     Certain Payments.

         Neither the Company, its Subsidiaries nor any of their respective directors, officers, employees or agents has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company; or
(b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries.

         2.30     Proxy Statement.

         None of the information included in the proxy statement to be filed with the SEC by the Seller pursuant to Section 5.13 hereof (the "Proxy Statement") will, at the date or dates mailed to the shareholders of the Seller, and at the time of the Shareholder Meeting in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Shareholder Meeting, any event relating to the Seller, the Company or its Subsidiaries or any of their affiliates, officers or directors should be set forth in a supplement to the Proxy Statement, the Seller shall promptly inform the Acquiror.

         2.31     Disclosure.

         None of the representations and warranties set forth in this Agreement, the schedules, certificates, and the other documents furnished by the Company to the Acquiror pursuant hereto, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except for the representations and warranties set forth in Articles II and III, neither the Seller, the Company nor any person or entity acting on behalf of the Seller or the Company makes any other representation or warranty in connection with the transactions contemplated hereby, express or implied.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Acquiror that, except as set forth in the Disclosure Schedules, the following representations and warranties are, as of the date hereof, and will be (unless made as of a specified date), as of the Closing Date (subject to the disclosures on any updated Disclosure Schedules pursuant to Section 5.5(b)), true and correct.

         3.1      Organization and Existence; Title; Agreements.

         (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of any Governmental Authority to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease and to perform all of its obligations under this Agreement, except where the failure to be so authorized, qualified or in good standing would not be reasonably likely to result in a Material Adverse Effect.

         (b) Except as set forth on Schedule 3.1(b), the Seller: (i) holds of record and holds beneficially all of the issued and outstanding capital stock of the Company, free and clear of any Encumbrances; (ii) is not a party to any voting trust, proxy or other agreement or understanding with respect to any capital stock of the Company; and (iii) owns no other, and has no other right to purchase any, equity interests in the Company which are not disclosed in the Disclosure Schedules.

         3.2      Execution and Effect of Agreement.

         The Seller has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceeding on the part of the Seller is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby (other than the approval of the transactions contemplated hereby by the Required Shareholder Vote (as defined below). This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exceptions. The affirmative vote of a majority of the outstanding voting shares of the Seller and voting at the Shareholder Meeting (as defined below) at which a quorum is present is a sufficient vote of the holders of any Shares necessary to approve the transactions contemplated hereby (the "Required Shareholder Vote"). The quorum required for the Shareholder Meeting is a majority of the outstanding voting shares of the Seller (present in person or by proxy). Except for the consent of Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation and Ableco Finance, LLC, no vote or approval of: (a) any creditor of the Seller; (ii) any holder of any option or warrant granted by the Seller or
(iii) any shareholder of any of the Seller's subsidiaries is necessary in order to approve or permit the consummation of the transactions contemplated hereby.

         3.3      No Violation.

         Subject to obtaining the Required Shareholder Vote, neither the execution or delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby: (a) will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any government, Governmental Authority, or court to which the Seller is a party or to which the Seller is bound or subject; or (b) will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement to which the Seller is a party, or constitute a default thereunder, except for any such violation, conflict, breach, right to terminate or acceleration that would not be reasonably likely to result in a Material Adverse Effect or result in the creation of any Encumbrance, other than a Permitted Encumbrance.

         3.4      Litigation.

         Except as set forth on Schedule 3.4, there is no litigation, claim, proceeding or government investigation pending or, to the Seller's Knowledge, threatened against the Seller which could reasonably be expected to have a Material Adverse Effect.

         3.5      Consents.

         Except as set forth on Schedule 3.5 and subject to obtaining the Required Shareholder Vote, no consent, approval, permit, authorization of, declaration to or filing with any third party or Governmental Authority on the part of the Seller is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby.

         3.6      No Brokers.

         Except for any consideration required to be paid to Imperial Capital, LLC, which the Seller acknowledges and agrees is its sole responsibility, neither the Seller nor any Person acting on behalf of the Seller has agreed to pay a commission, finder's or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

         3.7      No Defaults.

         Neither the Seller nor its affiliates is in default in any material respect of its obligations, covenants or agreements under any loan documents, credit facilities or other financing documents, which default would be reasonably likely to result in a Material Adverse Effect.

         3.8      Opinion of Financial Advisor.

         The Seller's financial advisor, Imperial Capital, LLC, has delivered to the Board of Directors of the Seller an oral opinion, to be confirmed in writing on or prior to the Closing, to the effect that, as of the date of such opinion, the aggregate consideration (as defined in such opinion) to be received by the Seller is fair from a financial point of view to the shareholders of the Seller.

         3.9      Board Approval.

         The Board of Directors of the Seller has duly and unanimously: (a) determined that this Agreement and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Seller and its shareholders; (b) approved this Agreement and the other transactions contemplated by this Agreement; and (c) determined to recommend that the shareholders of the Seller approve this Agreement and the other transactions contemplated by this Agreement.

         3.10     Proxy Statement.

         None of the information included in the Proxy Statement will, at the date or dates mailed to the shareholders of the Seller, and at the time of the Shareholder Meeting in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Shareholder Meeting, any event relating to the Seller, the Company or its Subsidiaries or any of their affiliates, officers or directors should be set forth in a supplement to the Proxy Statement, the Seller shall promptly inform the Acquiror.

         3.11     Disclosure.

         None of the representations and warranties set forth in this Agreement, the schedules, certificates, and the other documents furnished by the Seller to the Acquiror pursuant hereto, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except for the representations and warranties set forth in Articles II and III, neither the Seller, the Company nor any person or entity acting on behalf of the Seller or the Company makes any other representation or warranty in connection with the transactions contemplated hereby, express or implied.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

         The Acquiror hereby represents and warrants to the Company and the Seller that the following representations and warranties are, as of the date hereof, and will be (unless made as of a specified date), as of the Closing Date (subject to the disclosures on any updated Disclosure Schedules pursuant to Section 5.5(d)), true and correct.

         4.1      Organization and Existence.

         The Acquiror is a corporation duly incorporated and validly existing under the laws of the State of Maryland. The Acquiror has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

         4.2      Execution and Effect of Agreement.

         The Acquiror has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Acquiror and the consummation by the Acquiror of the transactions contemplated hereby have been duly authorized by the Acquiror and no other proceeding on the part of the Acquiror is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Acquiror and constitutes the legal, valid and binding obligation of the Acquiror, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exceptions.

         4.3      No Violation.

         Neither the execution or delivery of this Agreement by the Acquiror nor the consummation of the transactions contemplated hereby will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority, or court to which the Acquiror is a party or to which it is bound or subject, nor will it violate any of the provisions of the Acquiror's Articles of Incorporation or bylaws.

         4.4      Litigation.

         There is no Proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), that: (a) has been commenced by or against the Acquiror that would have a material adverse effect on the transactions contemplated hereby; or (b) challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated hereby. To the Acquiror's knowledge, no Proceeding has been threatened by or against the Acquiror and no event has occurred or circumstances exist that may give rise to or serve as a basis for commencement of any Proceeding by or against the Acquiror that would have a material adverse effect on the transactions contemplated hereby.

         4.5      Consents.

         No consent, waiver, approval, permit, authorization of, declaration to or filing with any third party or Governmental Authority on the part of the Acquiror is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (a) the consents set forth on Schedule 4.5; (b) any filings as may be required under applicable federal and state securities laws; and (c) the filing of a Notification and Report Form pursuant to the HSR Act, and the expiration or earlier termination of the applicable waiting period thereunder with respect to the transactions contemplated hereby.

         4.6      No Brokers.

         Except for any consideration required to be paid to any Person set forth on Schedule 4.6, which the Acquiror acknowledges and agrees is its sole responsibility, neither the Acquiror nor any Person acting on behalf of the Acquiror has agreed to pay a commission, finder's or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

         4.7      Investment Intent.

         The Shares are being purchased by the Acquiror for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         4.8      No Financing Contingency.

         On or prior to the Closing Date, the Acquiror will have all of the funds necessary to pay the Purchase Price in accordance with Section 1.2.

         4.9      Disclosure.

         None of the representations and warranties set forth in this Agreement, the schedules, certificates, and the other documents furnished by the Acquiror to the Company or the Seller pursuant hereto, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except for the representations and warranties set forth in Article IV, neither the Acquiror nor any person or entity acting on behalf of the Acquiror makes any other representation or warranty in connection with the transactions contemplated hereby, express or implied.

                                    ARTICLE V

                                    COVENANTS

         5.1      Filings and Other Actions.

         (a) Upon execution of this Agreement, the parties shall promptly file or cause to be filed the notification forms required under the HSR Act, with respect to the transactions contemplated hereby, respond to any requests for additional information and documents and provide the necessary information and make the necessary filings under the HSR Act. In the event that the parties receive a request for additional information delaying expiration of the waiting period under the HSR Act beyond the Closing Date, the parties shall agree to an extension of the Closing Date to permit production of such additional information and expiration of the extended HSR waiting period.

         (b) Upon the terms and subject to the conditions contained herein, each of the parties hereto hereby agrees: (i) to cooperate with one another in determining whether any filings are required to be made with, or consents or permits are required to be obtained from, any Governmental Authority in any jurisdiction or any airport authority, lender, lessor or other third party in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking timely to obtain any such consents and permits; (ii) to use reasonable best efforts to defend all actions challenging this Agreement or the consummation of the transactions contemplated hereby and use its reasonable best efforts to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and
(iii) to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using reasonable best efforts to
(A) cause the conditions precedent set forth in Article VI to be satisfied, (B) obtain all necessary actions or nonactions, waivers, consents, approvals, rulings, exemptions, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority; and (C) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. As soon as practicable following the date hereof, the Seller and the Acquiror will jointly use their reasonable best efforts to obtain any required consents, waivers and approvals in connection with the consummation of the transactions contemplated hereby.

         5.2      Due Diligence Examination.

         (a) Except as provided below, from the date hereof until the earliest to occur of the termination of this Agreement, December 31, 2003 or the Closing Date or such later date as mutually agreed in writing between the Acquiror and the Seller (the "Due Diligence Period"), the Acquiror shall undertake and be afforded an opportunity to conduct, at its own expense, such financial, legal and operating due diligence reviews of the Company and its Subsidiaries as the Acquiror deems necessary including, without limitation, obtaining Phase I environmental assessments, but not Phase II environmental assessments unless and only to the extent required by Environmental Law, title reports and title policies, ALTA surveys, etc., all at the Acquiror's expense. The Acquiror's environmental due diligence review shall be performed during the Environmental Review Period (as defined in Section 9.1)).

         (b) During the Environmental Review Period or the Due Diligence Period, as the case may be, the Company and the Seller shall: (i) afford to the representatives of the Acquiror access to all of the Company's and its Subsidiaries' management employees, officers, legal counsel, auditors, sites, properties, books and records and shall furnish the Acquiror with such additional financial and operating data and other information as to the business and properties of the Company and its Subsidiaries as the Acquiror may from time to time request; and (ii) cooperate with the Acquiror and its representatives, including the Acquiror's independent certified public accountants, legal counsel and other advisors and representatives, to furnish such documents or other material which may be reasonably requested by such parties and to provide access to the sites and properties to enable the Acquiror and its representatives to perform their due diligence examination.

         (c) The Acquiror, the Seller and the Company shall treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted as confidential subject to the provisions of Section 11.2 hereof.

         5.3      Conduct of Business Pending Closing.

         Except as otherwise provided in this Agreement or with the prior written consent of the Acquiror, between the date of this Agreement and the Closing Date, the Company and its Subsidiaries shall:

         (a) carry on their business in the ordinary course consistent with past practice except that the Company shall be permitted to continue development of the Long Beach FBO;

         (b)      use their best efforts to: (i) preserve their business intact;
(ii) preserve existing relationships with Persons related to their business;
(iii) retain the services of their present employees; and (iv) preserve the goodwill of their customers and suppliers;

         (c) not amend or terminate any agreements or contracts to which they are parties which require annual payments or receipts of funds in excess of $150,000;

         (d) inform the Acquiror of the occurrence of any event which may result in a Material Adverse Effect;

         (e)      not take or cause to be taken any of the actions described in
Section 2.20 of this Agreement;

         (f)      not cause any Material Adverse Effect;

         (g) not amend the Charter or Bylaws or the organizational documents of any of the Company's Subsidiaries;

         (h) not hire any additional employees who have total annual compensation in excess of $100,000;

         (i) not purchase Inventory other than in the ordinary course of business consistent with past practice and shall not materially change the nature, level and condition of the Inventory;

         (j) not write-down or write-up (or fail to write down or write up in accordance with GAAP) the value of any Inventory other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

         (k) not make, revoke or change any Tax elections, or settle any matter relating to Taxes, without the prior written consent of the Acquiror;

         (l) not take any action which would give rise to a breach of any of the representations and warranties set forth in Article II hereof;

         (m) not increase the compensation or benefits payable to, or to become payable to, any employees of the Company or its Subsidiaries, pay any benefit to any such employees not required by any existing Company Employee Benefit Plan as in effect on the date of this Agreement, or modify any Company Employee Benefit Plan except to the extent required by applicable law;

         (n) not enter into any contract or agreement requiring the Company or its Subsidiaries to incur obligations exceeding $100,000; or

         (o)      not enter into any transactions set forth in Section 2.21.

         5.4      No Shop.

         (a) In consideration of the substantial expenditure of time, effort and expense undertaken by the Acquiror in connection with its due diligence efforts and the preparation, negotiation and execution of this Agreement, the Company and the Seller agree that neither they nor their officers, employees, agents or other representatives shall, after the execution of this Agreement until the Closing Date or the earlier termination of this Agreement (the "No-Shop Period"), directly or indirectly: (i) solicit, initiate, encourage or take an action intended to encourage, enter into, conduct, engage in or continue any discussions, or enter into any agreement or understanding, with any other person or entity (other than any officer, director, controlled affiliate or employee of the Seller or any of its affiliates or any investment banker, attorney or other advisor or representative of the Seller or any of its affiliates) regarding the transfer, directly or indirectly, of any capital stock of or any other interest in the Company or its Subsidiaries or any of their assets (including one or more

FBO locations or by way of a license); or (ii) disclose any nonpublic information relating to the Company, its Subsidiaries or any assets comprising the FBO Business or afford access to the properties, books or records of the Company or its Subsidiaries to any other person or entity that may be considering acquiring, or has acquired, an interest in the Company or its Subsidiaries; provided that (A) during the No-Shop Period, the Seller, the Company and their respective representatives may continue with existing discussions that they are engaged in with certain financial institutions and certain airport authorities relating solely to a possible bond financing of the Construction Obligations (a "Bond Financing") but shall not consummate a Bond Financing or enter into an agreement that will cause the Seller, the Company or its Subsidiaries to incur any liability or obligation if a Bond Financing is not consummated, and (B) nothing contained in this Agreement (including, without limitation, this Section 5.4) shall prohibit the Board of Directors of the Seller, directly or through its advisers, agents or other intermediaries, from
(I) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or
(II) in response to an unsolicited Acquisition Proposal that is not withdrawn and that the Seller's Board of Directors reasonably concludes constitutes a Superior Proposal (as defined below), engaging or participating in discussions or negotiations with and furnishing information to the party making such Acquisition Proposal if: (X) the Board of Directors of the Seller determines in good faith after consultation with its outside legal counsel that such action is required in order for the Board of Directors of the Seller to comply with its fiduciary obligations to the Seller's shareholders, (Y) (i) concurrently with furnishing any such information to, or entering into discussions or negotiations with, such party, the Seller gives the Acquiror written notice of the identity of such person or group and of the Seller's intention to furnish information to, or enter into discussions or negotiations with, such party and (ii) the Seller receives from such party an executed confidentiality agreement at least as restrictive as the confidentiality obligations of the Acquiror hereunder, and
(Z) contemporaneously with furnishing any such information to such party, the Seller furnishes such information to the Acquiror (to the extent such information has not been previously furnished by the Seller to the Acquiror). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any officer, director, controlled affiliate or employee of the Seller or any of its affiliates or any investment banker, attorney or other advisor or representative of the Seller or any of its affiliates or any other person who shall have entered into a Voting Undertaking shall be deemed to be a breach of this Section 5.4 by the Seller.

         (b) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by the Acquiror) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" means any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (i) any acquisition or purchase from the Seller by any person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of all of the outstanding voting securities of the Company and its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning all of the outstanding voting securities of the Company and its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company and its Subsidiaries pursuant to which the Seller holds none of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of all or substantially all of the assets of the Company and its Subsidiaries; or
(iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company and its Subsidiaries. For purposes of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal received or made in compliance with Section 5.4(a) which:
(A) if any cash consideration is involved, is not subject to any financing contingency, and with respect to which the Seller's Board of Directors shall have determined (taking into account the advice of the Seller's financial advisors) that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed and that receipt of all governmental and regulatory approvals required to consummate the proposed Acquisition Transaction is likely in a reasonable time period; and (B) the Seller's Board of Directors shall have reasonably and in good faith determined that the proposed Acquisition Transaction is more favorable to the shareholders of the Seller, from a financial point of view, than the transactions contemplated hereby (taking into account the advice of the Seller's financial advisors).

         (c)      In addition to the obligations of the Seller set forth in
Section 5.4(a), the Seller as promptly as practicable, and in any event within 24 hours, shall advise the Acquiror orally and in writing of: (i) any request for information in connection with, or which the Seller reasonably concludes would lead to, any Acquisition Proposal; (ii) the receipt of any Acquisition Proposal, or any inquiry with respect to or which the Seller reasonably concludes would lead to any Acquisition Proposal; (iii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iv) the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Seller shall keep the Acquiror informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, the Seller shall: (A) provide the Acquiror with at least 48 hours prior written notice (or such lesser prior notice as provided to the members of the Seller's Board of Directors) of any meeting of the Seller's Board of Directors at which the Seller's Board of Directors expects to consider an Acquisition Proposal and shall provide representatives of the Acquiror with an opportunity to present at each such Board meeting; and (B) provide the Acquiror with at least three business days prior written notice (or such lesser prior notice as provided to the members of the Seller's Board of Directors) of any meeting of the Seller's Board of Directors at which the Seller's Board of Directors expects to recommend a Superior Proposal to its shareholders (and shall provide representatives of the Acquiror with an opportunity to present at each such Board meeting) and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

         (d) The Company and the Seller hereby confirm to the Acquiror that, as of the date hereof, all discussions, negotiations and other activities with any other person by or on behalf of the Company (other than with respect to a Bond Financing) have been terminated and that neither the Company or its Subsidiaries nor the Seller has any obligation to sell to or discuss with any other person the sale of any assets comprising the FBO Business or the stock or assets of the Company or its Subsidiaries.

         5.5      Notification of Certain Matters.

         (a) Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Company and the Seller shall give prompt notice to the Acquiror of: (a) any fact, condition, information or discovery that any representation or warranty of the Company or the Seller made on the date hereof was untrue or inaccurate in any respect; and (b) any failure of the Company or the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder. The delivery of any notice pursuant to this Section 5.5(a) shall not be deemed to: (i) modify the representations or warranties made on the date hereof by the Seller or the Company; (ii) modify the conditions set forth in Article VI; or (iii) limit or otherwise affect the remedies available hereunder to the Acquiror.

         (b) Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Company and the Seller shall give prompt notice to the Acquiror of the occurrence or nonoccurrence of any event which would cause any representation or warranty of the Company or the Seller made on the date hereof to be untrue or inaccurate in any respect at the Closing when such representations and warranties are required to be made again. The Seller shall prepare updated Disclosure Schedules for delivery to the Acquiror on or before the Closing Date. If the events disclosed on the updated Disclosure Schedules occurred after the date hereof, such additional items shall not constitute or be deemed to constitute a breach of the representations and warranties made by the Seller on the date hereof.

         (c) Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Acquiror shall give prompt notice to the Company and the Seller of: (a) any fact, condition, information or discovery that any representation or warranty of the Acquiror made on the date hereof was untrue or inaccurate in any respect; and (b) any failure of the Acquiror to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder. The delivery of any notice pursuant to this Section 5.5(c) shall not be deemed to: (i) modify the representations or warranties made on the date hereof by the Acquiror; (ii) modify the conditions set forth in Article VI; or (iii) limit or otherwise affect the remedies available hereunder to the Acquiror.

         (d) Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Acquiror shall give prompt notice to the Company and the Seller of the occurrence or nonoccurrence of any event which would cause any representation or warranty of the Acquiror made on the date hereof to be untrue or inaccurate in any respect at the Closing when such representations and warranties are required to be made again. The Acquiror shall prepare updated Disclosure Schedules for delivery to the Seller on or before the Closing Date. If the events disclosed on the updated Disclosure Schedules occurred after the date hereof, such additional items shall not constitute or be deemed to constitute a breach of the representations and warranties made by the Acquiror on the date hereof.

         5.6      Noncompetition and Nonsolicitation.

         (a) For a period beginning on the day after the Closing Date and ending on the fifth anniversary of the Closing Date (the "Restricted Period"), the Seller agrees not to engage in the FBO Business or any business or activity that competes with the business of the Company and its Subsidiaries as of the date hereof in North America, Europe and the Caribbean (the "Geographic Area"), directly or indirectly, as a stockholder, partner, member, owner, joint venturer, investor, lender or in any other capacity whatsoever (other than as a holder of not more than one percent of the total outstanding stock of a publicly held company). The foregoing restrictions shall not prohibit the Seller from performing the following activities: (i) engaging in contracts with the U.S. government; (ii) providing into-plane services in countries outside the United States; (iii) performing air cargo services; (iv) continuing the operations of MercFuel, Inc. as conducted on the date hereof; and (v) continuing the operations of Maytag Aircraft Corporation as conducted on the date hereof.

         (b) For a period beginning on the day after the Closing Date and ending on the second anniversary of the Closing Date, without the prior written consent of the Acquiror, the Seller agrees not to: (i) solicit the employment of, or attempt to employ, any of the employees employed by the Company or its Subsidiaries as of the Closing Date; and (ii) recruit, solicit or induce or attempt to induce any of the employees employed by the Company or its Subsidiaries as of the Closing Date to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or its Subsidiaries or the Acquiror or its affiliates.

         (c) The Seller acknowledges that: (i) an essential part of the transactions contemplated hereby is the purchase by the Acquiror of goodwill and that to protect and preserve such goodwill, the covenants set forth in this
Section 5.6 are not only reasonable and necessary but required as a condition to the Acquiror's consummation of the transactions contemplated hereby; (ii) the business of the Company and its Subsidiaries is operated throughout the United States with intentions to operate in a number of countries outside the United States; (iii) the business operated by the Company and its Subsidiaries prior to the Closing competes with other businesses that are or could be located in any part of the Geographic Area; (iv) the provisions of this Section 5.6 are the product of arm's-length negotiation and are reasonable and necessary to protect and preserve the Acquiror's interests in and right to the ownership, use and operation of the business by the Company and its Subsidiaries from and after the Closing Date; and (v) the Acquiror would be irreparably damaged if the Seller breached the covenants set forth in this Section 5.6.

         (d) The parties recognize that damages in the event of a breach by the Seller of any provision of this Section 5.6 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Acquiror, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights or remedies at law or in equity which the Acquiror may have relating to a breach of this Section 5.6.

         (e) Whenever possible, each provision and term of this Section 5.6 shall be interpreted in a manner to be effective and valid, but if any provision or term of this Section 5.6 is held to be prohibited or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this
Section 5.6. If any of the covenants set forth in this Section 5.6 are held to be unreasonable, arbitrary or against public policy, such covenants shall be considered divisible with respect to duration, geographic area and scope, and in such lesser duration, geographic area and scope, shall be effective, binding and enforceable against the Seller to the greatest extent permissible.

         5.7      Employee Benefit Matters.

         (a) The Seller shall continue the participation of the Company and its Subsidiaries in the Company Employee Benefit Plans through and including the Closing Date.

         (b) The Seller shall use its commercially reasonable efforts, including providing all necessary information and taking all reasonably necessary actions, at no cost or expense to the Seller, to assist the Acquiror in creating and establishing employee benefit plans, programs and arrangements that will be effective for the employees of the Company and its Subsidiaries after the Closing Date.

         (c) Upon the request of the Acquiror, the Seller will, at no cost or expense to the Seller, cause the trustee of any Company Employee Pension Plan that is intended to qualify under Section 401 of the Code, to transfer, in accordance with Sections 411(d)(6) and 414(i) of the Code, all assets and liabilities attributable to those employees of the Company and its Subsidiaries who are employed by the Company and its Subsidiaries immediately after the Closing Date.

         (d) Upon the request of the Acquiror, the Seller will enter into a transition services agreement, at no cost or expense to the Seller, with the Company and its Subsidiaries providing for continued participation by the Company and its Subsidiaries in the Seller's payroll system and the Company Employee Benefit Plans for a period of up to 180 days following the Closing Date, upon reimbursement to the Seller of the actual and direct costs thereof. The Acquiror shall indemnify, reimburse and hold harmless any and all Seller Indemnified Persons (as defined in Section 8.2) from and against any liability, obligation, loss or expense (or actions or claims in respect thereof) to which such Seller Indemnified Persons may become subject as a result of, or based upon or arising out of, directly or indirectly, the performance by the Seller of its obligations under the transition services agreement set forth above.

         (e) The Seller acknowledges and agrees that it shall be solely responsible for the payment of any liability or obligation in favor of John Enticknap arising out of any "change in control" of the Company or its Subsidiaries or pursuant to termination of employment under the terms and conditions set forth in the employment agreement existing as of the date hereof between the Seller and John Enticknap (the "Enticknap Agreement"). The Acquiror shall cause the Company to assume the other obligations of the Seller under the Enticknap Agreement from and after the Closing Date.

         5.8      Atlanta Lease.

         After the Closing, the parties shall continue to work together in good faith and shall use their commercially reasonable efforts, at no cost or expense to the Seller, to obtain a real property lease in the name of the Company or its designee for the Atlanta FBO Location (as defined below).

         5.9      Section 338 Election.

         (a) The Acquiror and the Seller shall jointly make a timely election under Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1 (and any comparable election under state or local law) with respect to the acquisition of the Shares hereunder (the "Election"). The Acquiror and the Seller agree to execute all forms of any nature necessary to effectuate the Election, at no cost or expense to the Seller, including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state or local law (collectively, the "Section 338 Forms"), to file the Section 338 Forms in accordance with applicable law on a timely basis, and to cooperate with each other and take such other actions as are necessary or appropriate to effectuate the Election. The Acquiror and the Seller shall each report the transactions contemplated by this Agreement in a manner consistent with the Election and shall take no action inconsistent therewith.

         (b) The actions described in Section 5.9(a) shall, to the extent practicable, be taken at the Closing or as promptly as practicable after the Closing Date, provided that any action which must be taken by a certain date in order to be effective (including, without limitation, the filing of the Section 338 Forms) shall be taken no later than such date.

         (c) Prior to the Closing or within 45 days thereafter, the parties shall reach agreement regarding the allocation of the Purchase Price. Each party shall report the transactions contemplated by this Agreement in accordance with such allocation, and shall take no action inconsistent therewith.

         5.10     Application of Sale Proceeds.

         At the Closing, the Seller acknowledges and agrees that the Acquiror shall be permitted to repay in full from the Purchase Price (to the extent that the Seller has not made other arrangements to the satisfaction of the Acquiror to repay in full), by wire transfer of immediately available funds directly to all parties with whom the Company or its Subsidiaries is obligated, any Funded Debt (and all prepayment fees and other penalties or fees required to satisfy those obligations in full) outstanding as of the Closing Date including, without limitation, the obligations under items 1 and 2 on Schedule 2.4(c) such that, on the Closing Date, all of the assets of the Company and its Subsidiaries will be free and clear of all Encumbrances arising out of or relating to such Funded Debt.

         5.11     Transfer/Assignment of Assets by the Seller.

         On or prior to the Closing, the Seller shall take all actions necessary, and shall cause all of its affiliates other than the Company and its Subsidiaries to take all actions necessary, to convey, transfer, assign and deliver to the Acquiror, the Company or its Subsidiaries, all of their right, title and interest in and to the FBO Assets (as defined below), if any, free and clear of all Encumbrances without any consideration other than the consideration set forth in this Agreement. "FBO Assets" means all of the assets, tangible and intangible, which the Seller and all of its affiliates other than the Company and its Subsidiaries own, or in which the Seller and all of its affiliates other than the Company and its Subsidiaries have any right, title or interest, to the extent that such assets are related to, used in, or necessary for the operation of, the FBO Business including, without limitation, the Beechcraft Bonanza aircraft, the backup server located at the Company's Birmingham facility and certain software licenses, leases, leasehold improvements, contracts, rights, personal property, real property, equipment, inventory, licenses, franchises, permits, repair station certificates, other governmental authorizations, customer and supplier relationships, intellectual property and accounts receivable. Schedule 5.11 sets forth a complete and accurate list of all of the FBO Assets. On or prior to the Closing, the Seller and its affiliates other than the Company and its Subsidiaries shall execute a customary bill of sale to convey, transfer, assign and deliver to the Acquiror, the Company or its Subsidiaries all applicable FBO Assets and the Company and its Subsidiaries shall assume obligations arising under such FBO Assets from and after the Closing Date. On or prior to the Closing, the Seller and its affiliates other than the Company and its Subsidiaries shall execute a customary assignment and assumption agreement to convey, transfer, assign and deliver to the Acquiror, the Company or its Subsidiaries all applicable FBO Assets and the Company and its Subsidiaries shall assume obligations arising under such FBO Assets from and after the Closing Date.

         5.12     Releases.

         (a) On or prior to the Closing, the Seller and the Company shall take all actions necessary to obtain releases of the Company and its Subsidiaries from all guaranty obligations entered into by the Company and its Subsidiaries with respect to indebtedness of the Seller and its affiliates.

         (b) As soon as practicable after the Closing, the Acquiror shall use its best efforts to obtain releases of the Seller from all guaranty obligations, letters of credit, insurance obligations, surety or other similar bonds or instruments entered into by the Seller with respect to the FBO leases between the Company and its Subsidiaries with the applicable airport authorities (the "Seller Guarantees"). Best efforts on the part of the Acquiror to facilitate obtaining such guarantee releases shall include offering to substitute guarantees by the Company for the Seller Guarantees or posting letters of credit up to $2,000,000 in the aggregate. In the event that, despite the Acquiror's best efforts, it is unable to obtain all such guarantee releases, the Acquiror shall, as more fully described in Article VIII hereof, indemnify, reimburse and hold harmless any and all Seller Indemnified Persons (as defined in Section 8.2) from and against any liability, obligation, loss or expense (or actions or claims in respect thereof) (as set forth in Section 8.2) to which such Seller Indemnified Persons may become subject as a result of, or based upon or arising out of, directly or indirectly, the Seller Guarantees. Any indebtedness, advances or loans by the Acquiror or its affiliates to the Company will be subordinate to the Company's obligation to indemnify the Seller under this Agreement, including without limitation, Section 5.12(b), as evidenced by a subordination agreement to be agreed upon between the parties and executed as of the Closing Date. In any event, the Acquiror hereby acknowledges and agrees that it will not sell or transfer any FBO location or equity control of any of the Company's Subsidiaries which owns an FBO location to a person or entity not affiliated with the Acquiror without first obtaining a release in favor of the Seller of any Seller Guarantee for any FBO location affected by such sale or transfer.

         5.13     Proxy Statement.

         (a) As promptly as practicable after the execution and delivery of this Agreement, the Seller shall prepare and file with the SEC the Proxy Statement. The Acquiror shall promptly provide to the Seller all such information as reasonably may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. The Seller shall respond to any comments of the SEC and shall use its best efforts to cause the Proxy Statement to be mailed to the Seller's shareholders at the earliest practicable time after the Proxy Statement is filed with the SEC. As promptly as practicable after the date of this Agreement, the Seller shall prepare and file any other filings required to be filed by it under the Exchange Act or any other Federal or related laws relating to the transactions contemplated by this Agreement (the "Other Filings"). The Seller shall notify the Acquiror promptly upon the receipt of any comments or other communication from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Other Filing, or for additional information and shall supply the Acquiror with copies of all correspondence between the Seller or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Prior to filing, the Seller shall provide the Acquiror with a reasonable opportunity to review and comment on any filings with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, and all Other Filings. The Seller shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.13(a) to comply as to form and substance in all material respects with the applicable requirements of law and the rules and regulations promulgated thereunder, including: (i) the Exchange Act; and (ii) the rules and regulations of the American Stock Exchange. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Seller shall promptly inform the Acquiror of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the shareholders of the Seller, such amendment or supplement.

         (b) The Proxy Statement shall include, inter alia: (i) the unanimous recommendation of the Board of Directors of the Seller to the Seller's shareholders that they vote in favor of approval of this Agreement and the other transactions contemplated by this Agreement, subject to the right of the Board of Directors of the Seller to withhold, withdraw, amend, modify or change its recommendation in favor of approval of this Agreement and the other transactions contemplated by this Agreement in compliance with Section 5.4; and (ii) the opinion of Imperial Capital, LLC referred to in Section 3.8. The Seller shall deliver to the Acquiror a copy of the written opinion of Imperial Capital, LLC referred to in Section 3.8 promptly following the Seller's receipt thereof.

         5.14     Shareholder Meeting.

         (a) The Seller shall take all action necessary under all applicable laws to send the Proxy Statement and hold a shareholders' meeting to vote on the proposal to approve this Agreement and the other transactions contemplated by this Agreement (the "Shareholder Meeting"), whether or not at any time subsequent to the date hereof the Board of Directors of the Seller determines in compliance with Section 5.4 that it can no longer recommend to the Seller's shareholders that they vote in favor of approval of this Agreement and the other transactions contemplated by this Agreement, unless the Seller shall have terminated this Agreement pursuant to and in accordance with Section 10.1(h) hereof and entered into an Alternative Agreement (as defined in Section 10.1(h)). Subject to the Certificate of Incorporation and By-laws of the Seller, the Shareholder Meeting shall be held (on a date selected by the Seller and consented to by the Acquiror, which consent shall not be unreasonably withheld) as promptly as practicable after the date hereof. Subject to the terms of
Section 5.14(c) hereof, the Seller shall use best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the other transactions contemplated by this Agreement. The Seller agrees to retain J. Morrow & Co. to provide proxy solicitation services hereunder. The Seller shall call, notice, convene, hold, conduct and solicit all proxies in connection with, the Shareholder Meeting in compliance with all applicable legal requirements, including the Certificate of Incorporation and By-laws of the Seller and the rules of the American Stock Exchange. The Seller may adjourn or postpone the Shareholder Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement to the Seller's shareholders in advance of a vote on this Agreement and the other transactions contemplated by this Agreement; (ii) if, as of the time for which the Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting; or (iii) if otherwise necessary to obtain shareholder approval. The Seller's obligation to call, give notice of, convene and hold the Shareholder Meeting in accordance with this Section 5.14(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Seller of any Acquisition Proposal (as defined in Section 5.4(b)).

         (b) Unless the Board of Directors of the Seller shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the other transactions contemplated by this Agreement in compliance with Section 5.14(c) hereof: (i) the Board of Directors of the Seller shall recommend that the Seller's shareholders vote in favor of and approve this Agreement and the other transactions contemplated by this Agreement at the Shareholder Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Seller has unanimously recommended that the Seller's shareholders vote in favor of and approve this Agreement and the other transactions contemplated by this Agreement at the Shareholder Meeting; and (iii) neither the Board of Directors of the Seller nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Acquiror, the recommendation of the Board of Directors of the Seller that the Seller's shareholders vote in favor of and approve this Agreement and the other transactions contemplated by this Agreement.

         (c) Nothing in this Agreement shall prevent the Board of Directors of the Seller from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the approval of this Agreement and the other transactions contemplated by this Agreement if: (i) a Superior Proposal (as defined in Section 5.4(b)) is made to the Seller and is not withdrawn; (ii) neither the Seller nor any of its representatives shall have violated the terms of Section 5.4 hereof; (iii) the Board of Directors of the Seller concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or changing of such recommendation is required in order for the Board of Directors of the Seller to comply with its fiduciary obligations to the Seller's shareholders with respect to such Superior Proposal; (iv) this Agreement and the other transactions contemplated by this Agreement have not yet been approved by the Seller's shareholders at the Shareholder Meeting; and (v) concurrently with any such withholding, withdrawal, amendment, modification or changing of such recommendation, the Seller shall have terminated this Agreement pursuant to and in accordance with Section 10.1(h) hereof, entered into an Alternative Agreement and paid the Termination Fee (as defined below).

         5.15     Further Assurances.

         The parties hereto hereby agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby. The parties hereto hereby agree to seek diligently to cause the conditions to Closing which reasonably are within their control to be satisfied on or before the Closing Date.

                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

         6.1      Conditions to Obligations of Each Party to Effect the Closing.

         The respective obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

         (a) Escrow Agreement. The Acquiror, the Escrow Agent and the Seller shall have entered into the Escrow Agreement.

         (b) HSR. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action shall have been instituted by any Governmental Authority under federal or state antitrust laws challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated without: (i) imposing limitations on the ability of the Acquiror to exercise full rights of ownership in connection with the business acquired hereunder; or (ii) requiring the Acquiror to dispose of or divest of any of its assets or businesses or discontinue or refrain from conducting any of its operations or those acquired hereunder.

         (c) Consents. All necessary consents of and filings required to be obtained or made by the Acquiror, the Company or the Seller with any Governmental Authority or agency (other than consents from airport authorities or other governmental entities relating to FBO leases) relating to the consummation of the transactions contemplated by this Agreement shall have been obtained and made.

         (d) Shareholder Approval. The transactions contemplated hereby shall have been duly approved by the shareholders of the Seller by the Required Shareholder Vote.

         6.2 Additional Conditions to Obligations of the Seller to Effect the Closing.

         The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

         (a) Representations and Warranties. All of the representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects (other than representations and warranties subject to "materiality" qualifiers, which shall be true and correct as stated) both when made, and on and as of the Closing Date (subject to the disclosures on any updated Disclosure Schedules pursuant to Section 5.5(d)), with the same force and effect as though made at and as of the Closing Date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date. The Acquiror shall have delivered to the Seller a certificate dated the Closing Date and signed by it to such effect.

         (b) Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Acquiror on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date. The Acquiror shall have delivered to the Seller a certificate dated the Closing Date and signed by it to such effect.

         (c) Legal Opinion. The Seller shall have received a legal opinion from Piper Rudnick LLP, legal counsel to the Acquiror, in the form attached hereto as Exhibit D.

         (d) Secretary's Certificate; Corporate Documents. The Seller shall have received a certificate or certificates, dated the Closing Date, and signed by the secretary of the Acquiror certifying the truth and correctness of attached copies of the Acquiror's Articles of Incorporation (including all amendments thereto) and bylaws (including all amendments thereto), and resolutions of the Board of Directors of the Acquiror approving such company's entering into this Agreement and the consummation of the transactions contemplated hereby. The Acquiror shall have delivered to the Seller a certificate or other written evidence, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the applicable Governmental Authority, showing that the Acquiror is in good standing and authorized to do business in its state of incorporation.

         (e) Consents. All consents and approvals listed on Schedule 4.5 shall have been obtained.

         (f) Purchase Price. The Seller shall have received the Purchase Price in accordance with Sections 1.1 and 1.2.

         (g) Escrowed Funds. The Escrow Agent shall have received the Escrowed Funds in accordance with Section 1.3.

         (h) Additional Documents. The Seller shall have received such other documents and instruments as may be reasonably required to consummate the transactions contemplated hereby.

         (i) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation thereof illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted or such proceeding terminated.

         6.3 Additional Conditions to the Obligations of the Acquiror to Effect the Closing.

         The obligations of the Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

         (a) Representations and Warranties. All of the representations and warranties of the Company and the Seller contained in this Agreement shall be true and correct in all material respects (other than representations and warranties subject to "materiality" qualifiers, which shall be true and correct as stated) both when made, and on and as of the Closing Date (subject to the disclosures on any updated Disclosure Schedules pursuant to Section 5.5(b)), with the same force and effect as though made at and as of the Closing Date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date. Each of the Company and the Seller shall have delivered to the Acquiror a certificate dated the Closing Date and signed by it to such effect.

         (b) Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Company and the Seller on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date. Each of the Company and the Seller shall have delivered to the Acquiror a certificate dated the Closing Date and signed by it to such effect.

         (c) Legal Opinion. The Acquiror shall have received a legal opinion from McBreen & Kopko, legal counsel to the Company and the Seller, in the form attached hereto as Exhibit E.

         (d) Secretary's Certificate; Corporate Documents. The Acquiror shall have received certificates, dated the Closing Date and signed by the secretary of each of the Company and the Seller, certifying the truth and correctness of attached copies of the charter (including all amendments thereto), bylaws (including all amendments thereto), and resolutions of the Board of Directors approving the Company's and the Seller's entering into this Agreement and the consummation of the transactions contemplated hereby. The Seller shall have delivered to the Acquiror a certificate or other written evidence, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the applicable Governmental Authority in each jurisdiction in which the FBO Business is conducted and in which the conduct of the Company's business or activities or its ownership of assets requires or has required qualification under applicable law, showing that the Seller, the Company and each of its Subsidiaries is in good standing and authorized to do business in such jurisdiction.

         (e) Consents. All consents and approvals listed on Schedules 2.17 and 3.5 shall have been obtained on terms reasonably satisfactory to the Acquiror.

         (f) Employment Agreement. John Enticknap remains in the employ of the Seller through the Closing in accordance with the terms and conditions of the Enticknap Agreement.

         (g) No Material Adverse Effect. As of the Closing Date, no Proceeding against the Seller, the Company or their affiliates shall be pending or threatened, and no event or circumstance shall have occurred, either of which would have a Material Adverse Effect, and neither the Company nor its Subsidiaries shall have suffered any material loss or damages to any of its properties or assets whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of the Company or its Subsidiaries to conduct its business as it is presently conducted. Neither the Company nor its Subsidiaries shall have been adversely affected in any material way by any act of God, fire, flood or other natural disaster, shortage of power, labor disturbance, sabotage, war, terrorism or insurrection.

         (h) Resignation of Directors and Officers. The directors and officers of the Company and its Subsidiaries shall have resigned from their positions with such companies to the extent required by the Acquiror upon notice by the Acquiror to the Company and the Seller prior to the Closing and such resigned directors and officers shall have executed and delivered to the Acquiror appropriate releases of the Company and its Subsidiaries effective as of the Closing Date.

         (i) Stock Certificates. The Acquiror shall have received from the Seller certificates representing the Shares, duly endorsed or accompanied by duly executed stock powers.

         (j) Release by Seller. The Acquiror shall have received from the Seller and its affiliates an instrument dated the Closing Date releasing the Company, its Subsidiaries and the Acquiror from any and all: (i) claims by the Seller and its affiliates against the Company, its Subsidiaries or the Acquiror; and (ii) obligations of the Company, its Subsidiaries and the Acquiror to the Seller and its affiliates, except for obligations arising under this Agreement or the transactions contemplated hereby.

         (k) Intercompany Transactions. All accounts receivable, notes receivable or any other receivables or advances and all accounts payable, notes payable or any other payables or advances between the Seller and its affiliates other than the Company and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall be collected, paid off or otherwise cancelled as of the Closing Date.

         (l) Termination of FBO Contracts. None of the FBO contracts entered into by the Company or its Subsidiaries with the applicable airport authorities prior to the date hereof and in existence as of the date hereof shall have been terminated for any reason and neither the Seller, the Company or its Subsidiaries shall have received any notice from the applicable authorities of any intention to terminate such contracts, without the prior written consent of the Acquiror, provided that, with respect to each FBO location, the loss or anticipated loss of any contracts or agreements which account for less than 10% in the aggregate of the revenues at such FBO location will not constitute a failure to satisfy this condition.

         (m) Loss of Customers or Suppliers. None of the customers or suppliers set forth on Schedule 2.24 shall have provided notice to the Company, its Subsidiaries or the Acquiror that it intends to terminate its contractual relationship with the Company or its Subsidiaries and none of the customer and supplier contracts with such customers and suppliers shall have been terminated for any reason, provided that, with respect to each FBO location, the termination or anticipated termination of contractual relationships with such customers or suppliers which account for less than 10% in the aggregate of the revenues at such FBO location will not constitute a failure to satisfy this condition.

         (n) Books and Records. The Seller shall have delivered or made available to the Acquiror all of the books and records of the Company and its Subsidiaries.

         (o) Additional Documents. The Acquiror shall have received such other documents and instruments as may be reasonably required to consummate the transactions contemplated hereby.

         (p) Due Diligence Examination. The Acquiror shall have completed its due diligence investigation of the Company and its Subsidiaries (which shall occur before the end of the Due Diligence Period), and the results of such due diligence investigation shall be satisfactory to the Acquiror in its sole and absolute discretion.

         (q) Discharge of Debt; Release of Guarantees. The Acquiror shall have received pay-off documentation, Form UCC-3 terminations or amendments or other evidence acceptable to the Acquiror of the satisfaction or discharge of the Funded Debt upon payment thereof in accordance with Sections 1.2 and 5.10. The Acquiror shall also receive evidence acceptable to the Acquiror of releases of the Company and its Subsidiaries from all guaranty obligations entered into by the Company and its Subsidiaries with respect to indebtedness of the Seller and its affiliates.

         (r) Tradename Agreement. The Seller shall have entered into an Assignment of Trade Names, Trademarks and Service Marks Agreement, in the form attached hereto as Exhibit F.

         (s) No Pending Injunctions or Pending Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding seeking any of the foregoing be pending. No action shall have been taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation thereof illegal. In the event an injunction or other order shall have been issued, or a proceeding for such an injunction or order be pending, each party agrees to use its reasonable best efforts to have such injunction or other order lifted or such proceeding terminated.

         (t) Transition Services Agreement. The Seller shall have entered into a transition services agreement with the Company, which agreement shall be acceptable to the Acquiror in its sole discretion, whereby the Seller agrees to provide certain administrative services to the Company and its Subsidiaries for a limited period of time after the Closing Date, subject to reimbursement by the Acquiror for the actual and direct costs thereof.

         (u) LAX FBO Lease. The Seller shall have entered into an FBO lease with the applicable airport authority at the Los Angeles International Airport for a lease term of at least 30 years and shall have obtained approval from all requisite authorities relating thereto.

                                   ARTICLE VII

                                      TAXES

         7.1      Liability for Taxes.

         Notwithstanding anything in this Agreement to the contrary, the Seller shall indemnify the Acquiror, the Company and its Subsidiaries and hold them harmless for, from and against all liability for: (a) all Taxes of the Company and its Subsidiaries imposed by law in respect of any Pre-Closing Tax Period (including, without limitation, any Taxes incurred as a result of the Election) excluding any liability for Taxes in respect of any Pre-Closing Tax Period accrued on the Company

Financial Statements or incurred in the ordinary course of business after the Balance Sheet Date through the Closing Date; (b) all Taxes for which the Company or any of its Subsidiaries is liable as a result of having been a member of a consolidated, combined or unified group during any Pre-Closing Tax Period (whether or not such Taxes relate to a Pre-Closing Tax Period). In applying clause (a) of the immediately preceding sentence to any Straddle Period, the Taxes of the Company and its Subsidiaries for such period shall be computed in the manner prescribed in the last sentence of Section 2.8(b).

         7.2      Procedures Relating to Indemnification of Tax Claims.

         The Acquiror shall notify the Seller in writing upon receipt by the Acquiror or the Company or its Subsidiaries of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Company or its Subsidiaries for which the Seller would be required to indemnify the Acquiror pursuant to Section 7.1, provided that failure to comply with this provision shall not affect the Acquiror's right to indemnification hereunder.

         7.3      Preparation and Filing of Tax Returns; Refunds and Credits.

         (a) The Seller shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis all Tax Returns with respect to the Company and its Subsidiaries for the taxable period ending on the Closing Date. In connection therewith, the Seller shall be responsible for and shall pay any Taxes for which the Seller has agreed to indemnify the Acquiror pursuant to
Section 7.1 hereof. For so long as the indemnification obligation pursuant to
Section 7.1 continues, the Seller shall provide the Acquiror with copies of any such Tax Returns at least 20 days prior to the due date thereof (giving effect to any extensions thereto; provided that the election of an extension shall rest solely within the discretion of the Seller), accompanied by a statement calculating the indemnification obligation of the Seller pursuant to Section 7.1 hereof. If the parties are unable to agree on the amount of the Seller's indemnification obligation hereunder, such dispute shall be resolved by the Independent Accounting Firm whose fees, costs and expenses shall be paid by the Acquiror and the Seller in proportion to each party's respective liability for such Taxes as determined by such accountants. Subject to the terms and conditions set forth in Article VIII, after resolution of any such dispute, the Acquiror shall be entitled to obtain from the Seller an amount equal to the amount that the Seller is determined to owe to the Acquiror to satisfy its indemnification obligations under Section 7.1, together with interest on such amount at the rate of 6% per annum from the date on which the payment obligation arose.

         (b) If the Company, or any consolidated, affiliated, combined, unitary or other similar Tax group of which the Company is now or was formerly a member has any increase in Tax liability by reason of an adjustment by a Tax Authority with respect to a Pre-Closing Tax Period and such adjustment has the effect of decreasing deductions or credits, or increasing income, for any taxable year or taxable period (including a Straddle Period) ending after the Closing Date, then, subject to the terms and conditions set forth in Article VIII, the Acquiror shall be entitled to obtain an indemnity from the Seller in an amount equal to the Tax cost attributable to such decreased deductions or credits, or increased income, as and when the Company, or any consolidated, affiliated, combined, unitary or other similar Tax group of which the Company may be a member actually suffers such detriment.

         (c) The Acquiror shall promptly notify the Seller in writing of the receipt by the Company or the Acquiror of a notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or any of its Subsidiaries, in each case for Pre-Closing Tax Periods only, so long as such Pre-Closing Tax Periods remain open. The Seller shall promptly notify the Acquiror in writing of any notice received of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or any of its Subsidiaries.

         (d) The Acquiror shall cause the Company and its Subsidiaries to retain all Tax Returns, schedules, work papers and all material records and other documents relating thereto, until the expiration of the applicable statutes of limitation (and, to the extent notified by any party, any extensions thereof) on the taxable periods to which such Tax Returns, schedules, work papers and other material records relate until the final determination of any Tax in respect of such taxable periods. Any information retained under this Section shall remain confidential, except as may be necessary to be disclosed in connection with filing any Tax Return, amended Tax Return or claim for refund, determining any Tax liability or right to refund of Taxes or conducting or defending any audit or other proceeding in respect of Taxes.

         7.4      Amended Returns.

         (a) The Seller shall not file, or cause to be filed, without the written consent of the Acquiror (which consent shall not be unreasonably withheld or delayed), any amended Tax Return or claim for Tax refund with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period.

         (b) The Acquiror shall not, without the prior written consent of the Seller (which consent shall not be unreasonably withheld), file, or cause to be filed, any amended Tax Return or claim for Tax refund, with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period, to the extent that any such filing may adversely affect the liability of the Seller pursuant to Section 7.1 hereof.

         7.5      Assistance and Cooperation.

         After the Closing Date, the Acquiror and the Seller shall provide each other, and the Acquiror shall cause the Company and its Subsidiaries to provide the Seller, with such cooperation and information relating to the Company and each of its Subsidiaries as either party may reasonably request in: (a) filing any Tax Return, amended Tax Return or claim for refund; (b) determining any Tax liability or a right to refund of Taxes; (c) conducting or defending any audit or other proceeding in respect of Taxes; or (d) effectuating the terms of this Agreement. After the Closing Date, each of the Acquiror and the Seller shall:

                  (i) timely sign and deliver such certificates and forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described therein;

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

                  (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing, including giving access, upon reasonable request, to information, records and documents necessary to prepare such Tax Returns; and

                  (iii) cooperate fully in preparing for any audits of, or disputes with Tax Authorities regarding, Taxes of the Company or any of its Subsidiaries.

                                  ARTICLE VIII

                            INDEMNIFICATION; REMEDIES

         8.1      Obligations of the Seller.

         In partial consideration of the commitment of the Acquiror hereunder and subject to the limitations set forth in this Article VIII, the Seller agrees to indemnify, reimburse and hold harmless the Acquiror and any of its affiliates (including, without limitation, the Company and its Subsidiaries after the Closing) directors, officers, agents and employees and each other Person, if any, controlling the Acquiror (each, an "Acquiror Indemnified Person") from and against any liability, obligation, loss or expense (or actions or claims in respect thereof) to which such Acquiror Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly:

         (a) any inaccuracy in, or breach of, any of the representations and warranties made by the Company or the Seller in Articles II and III, on the date hereof and on the Closing Date;

         (b) any indemnification obligations of the Seller under Article VII (Taxes);

         (c)      any deficiency in the Closing Working Capital as set forth in
Section 1.5;

         (d) any obligations arising under the applicable sale transaction documents listed on Schedule 8.1(d) with respect to the businesses, affiliates, divisions or subsidiaries (the names of which are listed on Schedule 8.1(d)), the stock or assets of which were sold by the Seller, the Company or its Subsidiaries, or the Related Entities on or prior to the Closing Date; and

         (e) any breach of a covenant or agreement made by the Company or the Seller hereunder not specified in clauses (a), (b), (c) or (d) of this
Section 8.1 including, without limitation, the covenants set forth in Section
5.6 (noncompetition and nonsolicitation).

         The foregoing indemnification shall include, in each case, an obligation by the Seller to reimburse any Acquiror Indemnified Person for all reasonable expenses (including the reasonable fees and expenses of counsel) as they are incurred by such Acquiror Indemnified Person in connection with investigating, preparing or defending any action or claim pending or threatened, whether or not such Acquiror Indemnified Person is a party hereto.

         8.2      Obligations of the Acquiror.

         In partial consideration of the commitment of the Seller hereunder, the Acquiror agrees to indemnify, reimburse and hold harmless the Seller and any of its affiliates, directors, officers, agents and employees and each other Person, if any, controlling the Seller and any of its affiliates (each a "Seller Indemnified Person") from and against any liability, obligation, loss or expense (or actions or claims in respect thereof) to which such Seller Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, any inaccuracy in, or breach of: (a) any of the representations and warranties made by the Acquiror in Article IV, on the date hereof and on the Closing Date;
(b) any covenant or agreement made by the Acquiror in this Agreement; or (c) any indemnification obligations of the Acquiror to the Seller Indemnified Persons as they relate to this Agreement and as they relate to any matters, events and circumstances, arising or accruing after the Closing Date, unless the Seller has agreed otherwise in this Agreement. The Acquiror shall name the Seller Indemnified Persons on its policies of insurance to the benefit of the Seller Indemnified Persons for the indemnities hereunder. The foregoing indemnification shall include, in each case, an obligation by the Acquiror to reimburse any Seller Indemnified Person for all reasonable expenses (including the reasonable fees and expenses of counsel) as they are incurred by such Seller Indemnified Person in connection with investigating, preparing or defending any action or claim pending or threatened, whether or not such Seller Indemnified Person is a party hereto.

         8.3      Procedure for Claims.

         (a) Any Acquiror Indemnified Person and any Seller Indemnified Person shall each be referred to herein as an "Indemnified Person." Any Indemnified Person seeking indemnification with respect to any losses, claims, damages, liabilities or expenses shall give notice describing the claim for indemnification in reasonable detail to the Person from whom indemnification is sought (each, an "Indemnifying Person") prior to the expiration of the time period set forth in Section 8.4.

         (b) If any claim, demand, liability or obligation is asserted by any third party against any Indemnified Person, the Indemnifying Person shall have the right, unless otherwise precluded by applicable law, to conduct and control the defense, compromise or settlement of any action or threatened action brought against the Indemnified Person in respect of matters addressed by the indemnity set forth in this Article VIII (an "Action"). The Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in connection with any Action or threatened Action and to participate in the defense thereof. The fees and expenses of counsel employed by the Indemnified Person shall be at the sole expense of the Indemnified Person unless: (i) the Indemnifying Person shall have elected not, or, after reasonable written notice of any Action or threatened Action, shall have failed, to assume or participate in the defense thereof; (ii) the employment thereof has been specifically authorized by the Indemnifying Person in writing; or (iii) the parties to any Action or threatened Action (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and the Indemnifying Person shall have been advised in writing by counsel for the Indemnified Person that there may be one or more defenses available to the Indemnified Person that are not available to the Indemnifying Person or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Person and the Indemnified Person. If any of the events referred to in clauses (i), (ii) and (iii) above is applicable, the fees and expenses of one separate counsel employed by the Indemnified Person shall be at the expense of the Indemnifying Person.

         (c) The Indemnifying Person shall not, without the written consent of the Indemnified Person, settle or compromise any Action or threatened Action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person a release from all liability in respect of such Action or threatened Action. Unless the Indemnifying Person shall have elected not, or shall have after reasonable written notice of any Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Person may not settle or compromise such Action or threatened Action without the written consent of the Indemnifying Person. If, after reasonable written notice of any Action or threatened Action, the Indemnifying Person neglects to defend the Indemnified Person, a recovery against the latter for damages suffered by it in good faith, is conclusive in its favor against the Indemnifying Person; provided that no such conclusive presumption shall be made if the Indemnifying Person has not received reasonable written notice of such Action against the Indemnified Person.

         8.4      Survival.

         The representations, warranties, covenants and agreements made by the parties in this Agreement, including the indemnification obligations of the Seller and the Acquiror set forth in Articles VII and VIII, shall survive the Closing and shall continue in full force and effect after the Closing except as provided below:

         (a) any claim by the Acquiror under Section 8.1(a) shall expire if notice of such claim has not been provided by the Acquiror to the Seller on or before 18 months after the Closing Date, except as provided in Section 8.4(b);

         (b) any claim by the Acquiror relating to any inaccuracy in, or breach of, any of the representations and warranties made by the Company or the Seller under Sections 2.3 and 3.2 (due authority), Section 2.5 (capitalization),
Section 2.8 (Taxes), Section 2.18 (Environmental), Section 2.22 and 3.6 (no brokers), Section 2.25 (ERISA) or Section 3.1 (title to stock) shall expire if notice of such claim has not been provided by the Acquiror to the Seller on or before the expiration of the applicable statute of limitations;

         (c) any claim by the Seller under Section 8.2(a) shall expire if notice of such claim has not been provided by the Seller to the Acquiror on or before 18 months after the Closing Date, except as provided in Section 8.4(d); and

         (d) any claim by the Seller relating to any inaccuracy in, or breach of, any of the representations and warranties made by the Acquiror under
Section 4.2 (due authority) or Section 4.6 (no brokers) shall expire if notice of such claim has not been provided by the Seller to the Acquiror on or before the expiration of the applicable statute of limitations.

         8.5      Indemnity Payments.

         (a) If the Acquiror agrees to or is determined to have an obligation to reimburse any Seller Indemnified Person under this Article VIII, then the Acquiror shall promptly pay such amount to the applicable Seller Indemnified Person by wire transfer of immediately available funds to the bank and account specified by the Seller Indemnified Person in writing.

         (b) If the Seller agrees to or is determined to have an obligation to reimburse any

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

Acquiror Indemnified Person under Section 8.1, then the Seller shall promptly pay such amount, subject to the limitations set forth in this Article VIII, to the Acquiror Indemnified Person by wire transfer of immediately available funds to the bank and account specified by the Acquiror Indemnified Person in writing.

         (c) The liability of a party under this Article VIII for inaccuracies or breaches of its representations and warranties will not be affected by any knowledge which the other party had or is deemed to have had whether before or after the Closing regarding such inaccuracies or breaches, provided that the Acquiror shall have no recourse against the Seller for any inaccuracies or breaches of the Seller's representations and warranties in
Section 2.18 if the events or conditions giving rise to such inaccuracies or breaches are included in the Final Environmental Budget.

         8.6      Limitations on Indemnification Obligations Under Article VIII.

         (a) Except as provided below, the Acquiror may not make any claims against the Seller under Section 8.1(a) unless and until the aggregate amount of all such claims under Section 8.1(a) is at least $2,000,000 (the "General Breaches Deductible Amount"), in which case the Acquiror may recover the amount of all claims in excess of the General Breaches Deductible Amount, subject to the limitation set forth in Section 8.6(b). The foregoing restriction shall not apply to any claims by the Acquiror relating to any inaccuracy in, or breach of, any of the representations and warranties made by the Company or the Seller under Sections 2.3 and 3.2 (due authority), Section 2.5 (capitalization),
Section 2.22 and 3.6 (no brokers) and Section 3.1 (title to stock).

         (b) The Seller shall not have any liability for indemnifiable claims under Section 8.1(a) to the extent the aggregate amount of all claims suffered or incurred by the Acquiror exceeds 25% of the amount of the Purchase Price received by the Seller; provided that the foregoing limitation on liability shall not be applicable regarding any claims arising from, or directly or indirectly relating to: (i) any inaccuracy in, or breach of, any of the representations and warranties made by the Company or the Seller under Sections
2.3 and 3.2 (due authority), Section 2.5 (capitalization), Section 2.22 and 3.6 (no brokers) and Section 3.1 (title to stock); or (ii) allegations of fraud by the Seller or the Company in connection with this Agreement. The parties agree that liability for indemnification under Article VIII shall be net of any applicable insurance or third party payments.

         8.7      Remedies.

         Each party hereto acknowledges that because of the difficulty of measuring economic losses attributable to the breach of a party's obligations under Section 11.2 or failure to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and because of the immediate and irreparable damage that would be caused for which there would be no other adequate remedy, the parties hereto hereby agree that the applicable provisions of this Agreement may be enforced against the breaching party by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance under this Section 8.7.

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

         8.8      Arbitration.

         Except for controversies or claims arising out of or relating to this Agreement or breach thereof for which a party desires immediate injunctive relief or specific performance, the parties agree that any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by arbitration in accordance with the National Rules of the American Arbitration Association (the "AAA"). Any arbitration shall be conducted in the State of Delaware. Each of the Acquiror and the Seller shall appoint an arbitrator who has expertise in the interpretation of commercial contracts and those two arbitrators shall select a third neutral arbitrator from the AAA's commercial panel who also shall have expertise in the interpretation of commercial contracts. In reaching their decision, the arbitrators shall have no authority to change or modify any provision of this Agreement. Such arbitrators shall act as the administrators and exclusive arbitrators with respect to any controversy or claim arising out of or relating to this Agreement or breach thereof, except for controversies or claims arising out of or relating to this Agreement or breach thereof for which a party desires immediate injunctive relief or specific performance. Until final resolution of the matter submitted to arbitration, each party shall be responsible for its costs and the costs of its selected arbitrator, and the costs of the AAA and the third arbitrator shall be split equally by the Acquiror and the Seller. The decision of the arbitrators as to the validity of any claim and the amount of damages in respect to such claim shall be binding and conclusive upon the parties and may be entered in any court having jurisdiction thereover. The prevailing party in any matter submitted to arbitration shall be entitled to reimbursement from the non-prevailing party of all of its costs and expenses including reasonable attorney's fees.

         8.9      Treatment of Indemnification Payments.

         The parties hereto hereby agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable law.

                                   ARTICLE IX

                              ENVIRONMENTAL MATTERS

         9.1 Access to Properties; Cooperation by the Seller; Environmental Diligence Review.

         On or prior to the date hereof, the Seller, the Company and their affiliates have provided to the Acquiror copies of the environmental reports and other related correspondence and documentation described in Section 2.18(d)(xii) (the "Existing Environmental Reports"). For a period beginning on the date hereof and ending on the 45th day after the date hereof (the "Environmental Review Period"), the Seller hereby agrees to cooperate fully with the Acquiror, at the Acquiror's expense, in the performance by the Acquiror of its environmental due diligence review of the FBO Business. Such cooperation shall include responding to any inquiries by the Acquiror or its environmental consultant(s) regarding any disclosures in the Existing Environmental Reports. The Seller also agrees to provide the Acquiror and its environmental consultant(s) with

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

access to all of the Real Property and the premises demised under the Real Property Leases to the extent such properties are related to, used in, or necessary for the operation of, the FBO Business (the "FBO Properties"), for the purposes of updating or performing environmental due diligence, including Phase I environmental site assessments, but not Phase II environmental site assessments, sampling or testing unless and only to the extent required by Environmental Law. Prior to performing any such legally required Phase II sampling or testing at the FBO Properties, the Acquiror shall provide to the Seller a written scope of work in connection with such sampling or testing for the Seller's review and approval, not to be unreasonably withheld. Additionally, the Acquiror shall cause any of its environmental consultants that perform sampling or testing at the FBO Properties to: (a) maintain commercially reasonable insurance coverage to protect the Seller, the Company and its Subsidiaries against any liabilities caused by such sampling or testing (other than environmental remediation obligations revealed by such sampling or testing); and (b) provide an indemnity in favor of the Seller, the Company and its Subsidiaries for any liabilities caused by such sampling or testing (other than environmental remediation obligations revealed by such sampling or testing). The Acquiror shall provide to the Seller, as soon as practicable after the Acquiror's receipt, copies of all final environmental reports prepared by the environmental consultant(s) engaged by the Acquiror in connection with the Acquiror's due diligence review of the FBO Business (the "Acquiror's Environmental Reports").

         9.2 Delivery of Proposed Environmental Budget for Known Matters; Review Process; Dispute Resolution.

         (a) Upon completion of its environmental due diligence review of the FBO Properties, the Acquiror shall prepare a written detailed budget (the "Acquiror's Proposed Environmental Budget") of the costs that are anticipated to be incurred, to the extent expressly required by Environmental Law, to: (i) correct or otherwise satisfy the noncompliance events that are disclosed or otherwise identified in the Existing Environmental Reports or the Acquiror's Environmental Reports; and (ii) remediate or otherwise respond to the environmental conditions that are disclosed or otherwise identified in the Existing Environmental Reports or the Acquiror's Environmental Reports. The Acquiror's Proposed Environmental Budget will not include any costs relating to noncompliance events and environmental conditions for which the Company and its Subsidiaries are not legally or reasonably expected to be obligated or for which the Company and its Subsidiaries have a legally enforceable indemnity obligation with respect thereto from a third party having the financial resources to satisfy such indemnity obligation, in the Acquiror's reasonable discretion. The Acquiror will deliver the Acquiror's Proposed Environmental Budget and any supporting documentation related thereto to the Seller on or before the expiration of the Environmental Review Period.

         (b) The Seller and its environmental consultant(s) will be permitted to review and approve the Acquiror's Proposed Environmental Budget. The Acquiror's Proposed Environmental Budget will become the final environmental budget unless the Seller gives written notice to the Acquiror on or before one week after the Seller's receipt of the Acquiror's Proposed Environmental Budget (a "Budget Objection Notice") of any objections to the Acquiror's Proposed Environmental Budget setting forth in reasonable detail the amounts in dispute, the basis for such dispute and the Seller's estimate of the costs that are anticipated to be incurred to perform the actions set forth in clauses (i) and
(ii) of Section 9.2(a) (the "Seller's Proposed Environmental Budget"). If a Budget Objection Notice is delivered as provided above and the Seller's Proposed Environmental Budget is

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

greater than or equal to 85% of the Acquiror's Proposed Environmental Budget, then the amount representing the arithmetic mean of the Acquiror's Proposed Environmental Budget and the Seller's Proposed Environmental Budget shall become the final environmental budget. If a Budget Objection Notice is delivered as provided above and the Seller's Proposed Environmental Budget is less than 85% of the Acquiror's Proposed Environmental Budget, then the Acquiror and the Seller shall select a mutually acceptable environmental expert (the "Environmental Expert") to resolve the dispute in a one-day meet and confer session to occur on or before December 19, 2003 (the "Resolution Meeting Date"). The Acquiror and the Seller agree to limit the responsibility of the Environmental Expert to those specific noncompliance events or environmental conditions whereby the Seller's estimate of the cost to perform the required actions is less than 85% of the Acquiror's estimate of the cost to perform the required actions (the "Disputed Items"). For each specific noncompliance event or environmental condition whereby the Seller's estimate of the cost to perform the required actions is greater than or equal to 85% of the Acquiror's estimate of the cost to perform the required actions, the final environmental budget shall reflect the arithmetic mean of the Seller's estimate and the Acquiror's estimate. The Acquiror shall provide to the Environmental Expert, in advance of the Resolution Meeting Date, the Acquiror's Proposed Environmental Budget and any supporting documentation related to the Disputed Items. The Seller shall provide to the Environmental Expert, in advance of the Resolution Meeting Date, the Seller's Proposed Environmental Budget, Budget Objection Notice and any supporting documentation related to the Disputed Items. The Acquiror and the Seller shall be afforded an equal opportunity at the meeting to present its budget for the Disputed Items to the Environmental Expert and to answer any questions by the Environmental Expert. The Acquiror and the Seller shall be permitted to invite their respective legal counsel and environmental consultants to the meeting. After the Environmental Expert reviews all of the documentation submitted to it and discusses the Disputed Items with the Acquiror and the Seller, the Environmental Expert shall determine, in his or its sole discretion, the final environmental budget for the Disputed Items prior to the close of business on December 19, 2003. The determination by the Environmental Expert with respect to the Disputed Items shall be final, binding and conclusive on the parties. The Acquiror's Proposed Environmental Budget, as adjusted pursuant to the procedures set forth in this Section 9.2(b) shall constitute the "Final Environmental Budget." The fees and expenses of the Environmental Expert shall be split equally between the Acquiror and the Seller.

         9.3      Rights and Obligations Regarding Final Environmental Budget.

         (a) If the Final Environmental Budget is $1,000,000 or less, the Seller shall be obligated to make a payment to the Acquiror in an amount equal to the Final Environmental Budget by wire transfer of immediately available funds to the bank and account specified by the Acquiror on or before the later to occur of: (i) the Closing Date; or (ii) 15 days after the Final Environmental Budget has been determined in accordance with Section 9.2.

         (b) If the Final Environmental Budget exceeds $1,000,000 and the Acquiror elects to consummate the transactions contemplated hereby notwithstanding, the Seller shall be obligated to make a payment to the Acquiror of $1,000,000 by wire transfer of immediately available funds to the bank and account specified by the Acquiror on or before the later to occur of: (i) the Closing Date; or (ii) 15 days after the Final Environmental Budget has been determined in accordance with Section 9.2.

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

         (c) If the Final Environmental Budget exceeds $1,000,000 and the Acquiror elects to terminate the transactions contemplated hereby as a result thereof in accordance with Section 10.1(j), the Seller shall be obligated to make a payment to the Acquiror as set forth in Section 10.2(g).

         (d) If payment has been made by the Seller to the Acquiror as set forth in clause (a) or (b) of this Section 9.3, the Seller shall have no further liability or obligation to the Acquiror or any of the Acquiror Indemnified Persons for any of the noncompliance events or environmental conditions set forth in the Final Environmental Budget, regardless of whether the actual costs to perform the actions set forth in clauses (i) and (ii) of Section 9.2(a) are greater than or less than the costs included in the Final Environmental Budget.

         9.4      Indemnity Obligations for Unknown Environmental Matters.

         (a) The Acquiror and the Seller acknowledge and agree that information may be discovered by the Acquiror or facts may become known to the Acquiror after the Closing with respect to environmental matters affecting the FBO Business existing on or prior to the Closing or that were caused by, or arose out of, the operation of the FBO Business by the Seller, the Company or their affiliates, which were not: (i) disclosed or otherwise identified in the Existing Environmental Reports, the Acquiror's Environmental Reports or the Final Environmental Budget; and (ii) known by the Acquiror prior to the Closing and which the Company had no Knowledge of prior to the Closing (the "Unknown Environmental Matters"). To the extent the Acquiror is required by Environmental Law to correct or otherwise satisfy noncompliance events or to remediate or otherwise respond to environmental conditions related to the Unknown Environmental Matters, the Seller shall be required to indemnify the Acquiror Indemnified Persons from and against any such liability, obligation, loss or expense (or actions or claims in respect thereof) to which such Acquiror Indemnified Persons may become subject as a result thereof, or based upon or arising, directly or indirectly, therefrom. Notwithstanding the foregoing, the indemnity provided by the Seller under this Section 9.4(a) shall not include any liability, obligation, loss or expense (or actions or claims in respect thereof) for which the Company and its Subsidiaries are not legally or reasonably expected to be obligated or for which the Company and its Subsidiaries have a legally enforceable indemnity obligation with respect thereto from a third party having the financial resources to satisfy such indemnity obligation, in the Acquiror's reasonable discretion.

         (b)      The Acquiror may only make any claims against the Seller under
Section 9.4(a) as follows, subject to the other limitations set forth in Section 9.4(c):

                  (i) the first $500,000 of claims shall be at the Acquiror's sole cost and expense;

                  (ii) the next $500,000 of claims shall be at the Seller's sole cost and expense;

                  (iii) the next $1,000,000 of claims shall be split equally and on a pari passu basis between the Seller and the Acquiror; and

                  (iv) any additional claims shall be at the Seller's sole cost and expense.

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

         (c) If the Seller agrees to or is determined to have an obligation to reimburse any Acquiror Indemnified Person under this Section 9.4, then the Seller shall promptly pay such amount to the applicable Acquiror Indemnified Person by wire transfer of immediately available funds to the bank and account specified by the Acquiror Indemnified Person in writing. Any claim by the Acquiror under this Section 9.4 shall expire if notice of such claim has not been provided by the Acquiror to the Seller on or before the 10th anniversary of the Closing Date. The procedures for claims set forth in clauses (b) and (c) of
Section 8.3 shall be applicable for claims by the Acquiror under this Section
9.4. The Seller shall not have any liability for indemnifiable claims under this
Section 9.4 to the extent the aggregate amount of all indemnifiable claims suffered or incurred by the Acquiror under this Section 9.4 exceeds 10% of the Purchase Price.

         9.5      Arbitration; Treatment of Payments to the Acquiror.

         The provisions set forth in Section 8.8 (Arbitration) shall be applicable for any controversies or claims arising out of or relating to this
Article IX. Any payments by the Seller to the Acquiror under clause (a) or (b) of Section 9.3 and any indemnification payments by the Seller to the Acquiror arising out of or relating to Section 9.4 shall be treated for tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable law. Payments by the Seller under Section 9.3 and claims made by the Acquiror under
Section 9.4 shall not count towards the deductible set forth in Section 8.6(a).

                                    ARTICLE X

                                   TERMINATION

         10.1     Termination.

         This Agreement may be terminated at any time prior to the Closing Date solely:

         (a)      by mutual written consent of the Seller and the Acquiror;

         (b) by the Seller or the Acquiror if the transactions contemplated by this Agreement shall not have been consummated by December 31, 2003, provided that: (i) the failure of such transactions to be consummated is not due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it on or prior to the Closing Date; and (ii) such date shall be extended to March 31, 2004, if applicable, in accordance with Section 1.4;

         (c) by the Seller, if: (i) there has been a material misrepresentation or breach by the Acquiror of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Company or the Seller; (ii) the Acquiror has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Company or the Seller; or (iii) any condition to the Seller's obligations to effect the Closing under Section 6.2 becomes incapable of fulfillment through no fault of the Seller and is not waived by the Seller;

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

         (d) by the Acquiror, if: (i) there has been a material misrepresentation or breach by the Company or the Seller of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Acquiror; (ii) the Company or the Seller has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Acquiror; or (iii) any condition to the Acquiror's obligations to effect the Closing under Section 6.3 becomes incapable of fulfillment through no fault of the Acquiror and is not waived by the Acquiror;

         (e) by the Seller or the Acquiror if there shall be any law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if any order enjoining the Company or the Seller, on the one hand, or the Acquiror, on the other, from consummating the transactions contemplated hereby is entered and such order shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this provision shall have used all reasonable efforts to remove or vacate such order;

         (f) by the Acquiror, upon written notice to the Seller and the Company at any time prior to the expiration of the Due Diligence Period, if the results of the due diligence investigation by the Acquiror shall not be satisfactory to the Acquiror in its sole and absolute discretion;

         (g) by the Acquiror if a Triggering Event (as defined below) shall have occurred;

         (h) by the Seller in order to enter into a binding definitive agreement providing for a Superior Proposal (an "Alternative Agreement"): if (i) the Board of Directors of the Seller shall have determined in good faith after consultation with its outside legal counsel that entering into such Alternative Agreement is required in order for the Board of Directors of the Seller to comply with its fiduciary obligations to the Seller's shareholders; (ii) immediately prior to such termination, the Seller pays the Acquiror the Termination Fee (as defined below); (iii) the Seller shall have given the Acquiror at least 48 hours prior written notice of its intention to enter into an Alternative Agreement, which notice shall be accompanied by a correct and complete copy of such Alternative Agreement (and the Seller shall thereafter promptly provide the Acquiror with correct and complete copies of any amendments or proposed amendments thereto), and during such period shall give the Acquiror the opportunity to meet with the Seller's Board of Directors to suggest such modifications to the terms hereof that the Acquiror may deem advisable; and (iv) concurrently with such termination the Seller enters into such Alternative Agreement;

         (i) by either the Seller or the Acquiror if the condition set forth in Section 6.1(d) requiring shareholder approval shall not have been satisfied on or before March 31, 2004; provided, however, that the right to terminate this Agreement under this Section 10.1(i) shall not be available to the Seller where the failure to obtain such shareholder approval shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of this Agreement; or

         (j) by the Acquiror, upon written notice to the Seller and the Company at any time prior to December 31, 2003, if the Final Environmental Budget exceeds $1,000,000.

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

         For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Seller or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Acquiror its recommendation in favor of, the approval of this Agreement and the other transactions contemplated by this Agreement; (ii) the Seller shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of the Seller in favor of the approval of this Agreement and the other transactions contemplated by this Agreement; (iii) the Board of Directors of the Seller or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the provisions of Section 5.4 of this Agreement shall have been breached; or (v) the Seller shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal.

         10.2     Consequences of Termination.

         (a) In the event that this Agreement shall be terminated pursuant to this Article X, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

         (b)      If this Agreement shall be terminated pursuant to clause (a),
(b), (e) or (f) of Section 10.1, all further obligations of the parties hereto shall terminate without further liability of any party, provided that the rights and obligations of the parties under Sections 8.7, 8.8, 11.2, 11.3, 11.7 and
11.8 shall survive the termination of this Agreement.

         (c) If this Agreement shall be terminated pursuant to clause (c) of Section 10.1: (i) the Acquiror will remain liable to the Seller and the Company for any misrepresentation, breach of warranty or nonfulfillment of, or failure to perform, any covenant or agreement of the Acquiror existing at the time of such termination; (ii) the Seller and the Company shall be entitled to pursue any and all remedies available at law or in equity including, but not limited to, the availability of specific performance or other injunctive relief and reimbursement of all costs and expenses incurred by the Seller and the Company in connection with the transactions contemplated hereby including, without limitation, all reasonable attorney's fees and expenses; and (iii) the rights and obligations of the parties under Sections 8.7, 8.8, 11.2, 11.3, 11.7 and 11.8 shall survive the termination of this Agreement.

         (d) If this Agreement shall be terminated pursuant to clause (d) of Section 10.1: (i) the Seller and the Company will remain liable to the Acquiror for any misrepresentation, breach of warranty or nonfulfillment of, or failure to perform, any covenant or agreement of the Seller or the Company existing at the time of such termination; (ii) the Acquiror shall be entitled to pursue any and all remedies available at law or in equity including, but not limited to, the availability of specific performance or other injunctive relief and reimbursement of all reasonable costs and expenses incurred by the Acquiror in connection with the transactions contemplated hereby including, without limitation, all reasonable attorney's fees and expenses; and (iii) the rights and obligations of the parties under Sections 8.7, 8.8, 11.2, 11.3, 11.7 and
11.8 shall survive the termination of this Agreement.

         (e) If this Agreement shall be terminated pursuant to clause (g) or (h) of Section 10.1,

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

the Seller shall pay to the Acquiror in immediately available funds an amount equal to $3,500,000 (the "Termination Fee"): (i) within one business day after demand by the Acquiror if this Agreement is terminated by the Acquiror pursuant to Section 10.1(g); and (ii) concurrently with and as a condition to any termination of this Agreement by the Seller pursuant Section 10.1(h).

         (f)      If the Acquiror elected to extend the Closing Date pursuant to
Section 1.4(b) and this Agreement is terminated thereafter by the Acquiror or the Seller pursuant to clause Section 10.1(i), the Seller shall pay to the Acquiror in immediately available funds the Termination Fee: (i) within one business day after demand by the Acquiror if this Agreement is terminated by the Acquiror; and (ii) concurrently with and as a condition to any termination of this Agreement by the Seller.

         (g) If this Agreement shall be terminated pursuant to Section 10.1(j), the Seller shall pay to the Acquiror in immediately available funds an amount equal to $1,000,000 plus reimbursement of all reasonable documented out of pocket costs and expenses incurred by the Acquiror in connection with the transactions contemplated hereby.

         (h) The Seller acknowledges that the agreements contained in clauses (e), (f) and (g) of this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Acquiror would not enter into this Agreement; accordingly, if the Seller fails to pay in a timely manner the payment set forth in clause (e), (f) or (g) of this Section 10.2 and, in order to obtain such payment, the Acquiror makes a claim that results in a judgment against the Seller for the payment, the Seller shall pay to the Acquiror its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the payment required to be made by the Seller to the Acquiror at the prime rate of interest in effect on the date such payment was required to be made. Payment of the amount set forth in clause (e), (f) or (g) of this
Section 10.2 applies only in the event of a termination of this Agreement pursuant to clauses (g), (h), (i) or (j) of Section 10.1 (and subject to the other terms and conditions set forth in clauses (e), (f) and (g) of this Section 10.2) and shall not be in lieu of damages incurred in the event of a breach of this Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1     Cooperation.

         The Company and the Seller shall deliver or cause to be delivered to the Acquiror on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the Acquiror may reasonably request for the purpose of carrying out the transactions contemplated hereby. The Acquiror shall deliver or cause to be delivered to the Company and the Seller on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the Company and the Seller may reasonably request for the purpose of carrying out the transactions contemplated hereby. The Acquiror will cooperate and use its reasonable efforts to have the present officers, directors and employees of the Company and its Subsidiaries cooperate with the Seller on and after the Closing Date in furnishing information,

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

evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         11.2     Press Releases; Confidentiality.

         (a) Except as provided below, neither the Acquiror nor its directors, officers, employees, advisors, lenders, attorneys or agents shall make any press release or public announcement in connection with the transactions contemplated hereby prior to the Closing without the prior written consent of the Seller. Except as provided below, neither the Company or the Seller nor their directors, officers, employees, advisors, lenders, attorneys or agents shall make any press release or public announcement in connection with the transactions contemplated hereby prior to the Closing without the prior written consent of the Acquiror. Notwithstanding the foregoing, a party hereto will be permitted to make a press release, public announcement or filing with the SEC in connection with the transactions contemplated hereby without obtaining any prior written consent if required by applicable law or stock exchange regulation to do so.

         (b) Each of the Acquiror, the Seller and the Company recognizes that the Acquiror will receive additional confidential information regarding the Company from and after the date hereof. Accordingly, each party agrees to use its best efforts to prevent the unauthorized disclosure of any confidential information concerning each other party that has been or is disclosed to it or its agents previously or from and after the date hereof. Notwithstanding the foregoing, each party may make confidential information available to its counsel, existing lenders, accountants, prospective senior banks, and financial advisors; provided that the receiving party shall be liable for any unauthorized disclosure by such persons. The obligations set forth in this Section 11.2(b) do not apply to information that: (i) at the time of an alleged breach hereof is part of the public domain (other than as a result of a breach of confidentiality obligations by the party who is the recipient of the relevant confidential information); (ii) has been disclosed, at the time of an alleged breach hereof, by the disclosing party to third parties without restrictions on disclosure; or
(iii) has, at the time of an alleged breach hereof, been received by the receiving party from a third party without breach of a nondisclosure obligation of the third party. If the transactions contemplated hereby are not consummated for any reason whatsoever, each party shall deliver to the other all documents, work papers and other material obtained from the other. Because each of the Acquiror and the Seller is a publicly-traded corporation, trading in the securities of the Acquiror or the Seller based on confidential information may result in liability. As a result, neither the Acquiror, the Seller nor the Company shall trade in the securities of any other party hereto until the earlier of the termination of this Agreement or the closing of the transactions contemplated by this Agreement. In addition, each party shall use its best efforts to ensure that its directors, employees, officers, agents or stockholders who receive confidential information shall similarly refrain from trading.

         (c) Prior to any disclosure required by law, regulation or judicial order relating to the transactions contemplated hereby or non-public information regarding the Seller, the Company or the Acquiror, the party required to make such disclosure shall advise the other parties of such requirement so that the applicable party may seek a protective order.

         (d) Unless otherwise indicated, the obligations of the parties under this Section shall survive the Closing and any termination of this Agreement.

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

         11.3     Expenses.

         Whether or not the transactions contemplated hereby are consummated:
(a) the Acquiror shall pay all of its legal, accounting, due diligence and other out-of-pocket expenses incident to the transactions contemplated hereby; (b) the Seller shall pay all of its and the Company's legal, accounting, investment banking and other out-of-pocket expenses incident to the transactions contemplated hereby; (c) all required filing fees under the HSR Act shall be split equally between the Acquiror and the Seller; and (d) the Seller shall pay all of the costs and expenses incurred by it to print and file the Proxy Statement with the SEC and any amendments and supplements thereto, and to solicit the proxies from the Seller's shareholders. Any fees and expenses of the Independent Accounting Firm shall be paid by the parties hereto in accordance with Sections 1.5 and 7.3(a). Any arbitration fees, costs and expenses shall be paid by the parties hereto in accordance with Section 8.8. Except as set forth in the last sentence of Section 8.8, each of the Seller and the Company agrees that it shall pay all costs and expenses incurred by the Acquiror to enforce its rights under this Agreement including, without limitation, all reasonable attorney's fees and expenses.

         11.4     Amendments and Waivers.

         Any term of this Agreement may be amended, supplemented or modified, only with the written consent of each of the parties hereto, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.5     Successors and Assigns.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and all rights and obligations of the parties hereunder may not be assigned or transferred without the prior written consent of the other parties hereto; provided that the Acquiror may assign its rights hereunder to an entity whose stock is owned by the Acquiror or an affiliate of the Acquiror without obtaining any such consent. Notwithstanding any such assignment by the Acquiror, the Acquiror shall remain liable for all of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         11.6     No Third Party Beneficiaries.

         The rights created by this Agreement are only for the benefit of the parties hereto, and no Person (other than parties to this Agreement or their respective successors or permitted assigns) shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Article VIII above concerning indemnification are intended for the benefit of the parties specified therein, and their respective legal representatives, successors and assigns.

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

         11.7     Choice of Law.

         This Agreement shall be governed by and construed under, and the rights of the parties determined in accordance with, the laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         11.8     Notices.

         Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of: (a) personal delivery to the party to be notified; (b) receipt after deposit with the United States Post Office, by registered or certified mail, postage prepaid return receipt requested; (c) the next business day after dispatch via nationally recognized overnight courier; or (d) confirmation of transmission by facsimile (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a), (b) or (c)), all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by five business days' advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

If to the Acquiror, to:               With a copy to (which shall not constitute
                                      notice):

Allied Capital Corporation            Piper Rudnick LLP
1919 Pennsylvania Avenue, N.W.        1200 Nineteenth Street, N.W.
Washington, DC 20006-3434             Washington, DC 20036-2412
Fax: (202) 659-2053                   Fax: (202) 223-2085
Attn: G. Cabell Williams              Attn: Anthony H. Rickert, Esq.

                                      Sutherland Asbill & Brennan LLP
                                      1275 Pennsylvania Avenue, N.W.
                                      Washington, DC 20004-2415
                                      Fax: (202) 637-3593
                                      Attn: Cynthia M. Krus, Esq.

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

If to the Company, to:                With a copy to (which shall not constitute
                                      notice):

Mercury Air Centers, Inc.             Mercury Air Group, Inc.
5456 McConnell Avenue                 5456 McConnell Avenue
Los Angeles, CA 90066                 Los Angeles, CA 90066
Fax: (310) 827-6897                   Fax: (310) 827-0650
Attn: Joseph A. Czyzyk                Attn: Wayne Lovett

                                      McBreen & Kopko
                                      20 N. Wacker Drive, Suite 2520
                                      Chicago, IL 60606
                                      Fax: (312) 332-2657
                                      Attn: Frederick H. Kopko, Jr.

If to the Seller, to:                 With a copy to (which shall not constitute
                                      notice):

Mercury Air Group, Inc.               Mercury Air Group, Inc.
5456 McConnell Avenue                 5456 McConnell Avenue
Los Angeles, CA 90066                 Los Angeles, CA 90066
Fax: (310) 827-6897                   Fax: (310) 827-0650
Attn: Joseph A. Czyzyk                Attn: Wayne Lovett

                                      McBreen & Kopko
                                      20 N. Wacker Drive, Suite 2520
                                      Chicago, IL 60606
                                      Fax: (312) 332-2657
                                      Attn: Frederick H. Kopko, Jr.

         11.9     Severability.

         If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

         11.10    Entire Agreement.

         This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

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

         11.11    Construction.

         The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

         11.12    Titles and Subtitles.

         The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

         11.13    Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                        [Signatures appear on next page]

         IN WITNESS WHEREOF, the Acquiror, the Company and the Seller have caused this Agreement to be executed and delivered as of the date first written above.

WITNESS:                                    ALLIED CAPITAL CORPORATION

_____________________________               By:    _____________________________
                                            Name:  _____________________________
                                            Title: _____________________________

                                            MERCURY AIR CENTERS, INC.

_____________________________               By:    _____________________________
                                            Name:  _____________________________
                                            Title: _____________________________

                                            MERCURY AIR GROUP, INC.

_____________________________               By:    _____________________________
                                            Name:  _____________________________
                                            Title: _____________________________

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

                                    Exhibit A

          List of FBO Sites Leased by the Company and its Subsidiaries

ADS -
   Mercury Air Center (ADS)
   Addison Airport
   4400 Glenn Curtiss Drive
   Addison, TX 75001
   Tel: (972) 930-0216
   Fax: (972) 267-7969

ATL -
   Mercury Air Center (ATL)
   Wm B Hartsfield Int'l
   Airport
   1200 Toffie Terrace
   P.O. Box 20718 AMF
   Atlanta, GA 30320
   Tele: (404) 765-1300
   Fax: (404) 762-6775

BFL -
   Mercury Air Center (BFL)
   1550 Skyway Drive
   Meadows Field
   Bakersfield, CA 93308
   Tel: (661) 391-4900
   Fax: (661) 393-7890

BHM -
   Mercury Air Center (BHM)
   Birmingham Int'l Airport
   P.O. Box 320159
   Birmingham, AL 35232
   or 4725 65th Place North
   Birmingham, AL 35206
   Tele: (205) 591-6830
   Fax: (205) 592-2153

BNA -
   Nashville Int'l Airport
   635 Hangar Lane
   Nashville, TN 37217
   Tel: (615) 360-8109
   Fax: (615) 360-8154

BUR -
   Mercury Air Center (BUR)
   10750 Sherman Way
   Burbank, CA 91505
   Tel:(818) 841-2966 / 2665
   Fax: (818) 841-1613

CHS -
   Mercury Air Center (CHS)
   6060 S. Aviation Ave.
   Suite 99
   North Charleston, SC 29406
   Tel: (843) 746-7600/7606
   Fax: (843) 746-7643

CRP -
   Mercury Air Center (CRP)
   355 Pinson Drive
   Corpus Christi, TX 78406
   Tel: (361) 289-1881
   Fax: (361) 289-5211

FAT -
   Mercury Air Center (FAT)
   5045 E. Anderson Avenue
   Fresno, CA 93727
   Tele: (559)454-7501
   Fax: (559) 456-8919

FWA -
   Mercury Air Center (FWA)
   4021 Air Street
   Fort Wayne, IN 46809
   Tel: (260) 747-1565
   Fax: (260) 478-8240

JAN -
   Mercury Air Center (JAN)
   Jackson Int'l Airport
   110 S. Hangar Drive
   Jackson, MS 39208
   Tele: (601) 939-9366
   Fax: (601) 939-8119

JZI -
   Mercury Air Center (JZI)
   2700 Fort Trenholm Road
   Johns Island, S.C. 29455
   Tel: (843) 559-2401
   Fax: (843) 559-1517

LAX -
   Mercury Air Center (LAX)
   7000 World Way West
   Los Angeles, CA 90045
   Tel: (310) 215-5745
   Fax: (310) 417-7993

ONT
   Mercury Air Center (ONT)
   Ontario Int'l Airport
   2161 E. Avion Street
   Ontario, CA 91761
   Tele: (909) 390-2370
   Fax: (909) 390-2375

PDK -
   Mercury Air Center (PDK)
   Dekalb-Peachtree Airport
   1951 Airport Road
   Atlanta, GA 30341
   Tele: (770) 454-5000
   Fax: (770) 454-5021

RNO -
   Mercury Air Center (RNO)
   655 S. Rock Blvd.
   Reno, NV 89502
   Tel: (775) 858-7300
   Fax: (775) 858-7334

SBA -
   Mercury Air Center (SBA)
   404 Moffet Place
   Goleta, CA 93117
   Tel: (805) 964-6733
   Fax: (805) 964-2043

TUL -
   Mercury Air center (TUL)
   7500 E. Apache, Hangar 18
   Tulsa, OK 74115
   Tel: (918) 836-6592
   Fax: (918) 832-8149

LGB-
Mercury Air Center

                                    Exhibit B

                           Form of Voting Undertakings

                                    Exhibit C

                            Form of Escrow Agreement

                                    Exhibit D

                   Form of Legal Opinion of Piper Rudnick LLP

                                    Exhibit E

                    Form of Legal Opinion of McBreen & Kopko

                                    Exhibit F

    Form of Assignment of Trade Names, Trademarks and Service Marks Agreement